Exhibit 10.1

Execution Copy

FINANCING AGREEMENT

dated as of July 28, 2006

by and among

PANDA HEREFORD ETHANOL, L.P.

as Borrower,

THE LENDERS NAMED ON THE SIGNATURE PAGES

TO THIS AGREEMENT,

as Lenders,

SOCIÉTÉ GÉNÉRALE,

as Administrative Agent, Disbursement Agent, Collateral Agent and LC Fronting Bank

and

SG AMERICAS SECURITIES, LLC,

as Lead Arranger

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SCHEDULE X	Definitions and Rules of Construction
SCHEDULE X-1	Location of Inventory
SCHEDULE 2.8(a)(ii)	Target Balance Amount
SCHEDULE 2.12	Interest Rate Hedge Requirements
SCHEDULE 3.1(g)	Required Approvals
SCHEDULE 4.1(g)	Project Documents

EXHIBIT 1.1	Gasifier Reliability Test
EXHIBIT 2.2	Form of Notice of Borrowing
EXHIBIT 2.4(a)	Form of Tranche A Term Loan Note
EXHIBIT 2.4(b)	Form of Tranche B Term Loan Note
EXHIBIT 2.4(c)	Form of Working Capital Note
EXHIBIT 2.4(d)	Form of LC Borrowing Note
EXHIBIT 3.2(a)(vi)	Form of Engineer’s Certificate for Term Loan Funding Date
EXHIBIT 3.5(g)	Form of Engineer’s Certificate for each Funding Date
EXHIBIT 5.1(k)(iii)	Form of Monthly Construction Report
EXHIBIT 5.1(k)(v)	Form of Borrowing Base Certificate
EXHIBIT 5.1(n)	Required Insurance
EXHIBIT 5.1(r)	Form of Engineer’s Certificate for Completion
EXHIBIT 8.7(d)	Form of Lender Assignment Agreement

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FINANCING AGREEMENT

This FINANCING AGREEMENT, dated as of July 28, 2006 (as amended, modified or supplemented, this “Agreement”), is by and among PANDA HEREFORD ETHANOL, L.P., a Delaware limited partnership (“Borrower”), the lenders named from time to time on the signature pages to this Agreement, SOCIÉTÉ GÉNÉRALE, a bank organized and existing under the laws of France and acting through its New York Branch, as administrative agent for the Lenders (as defined below) (together with its successors and assigns in such capacity, the “Administrative Agent”), Disbursement Agent and LC Fronting Bank, SOCIÉTÉ GÉNÉRALE, a bank organized and existing under the laws of France and acting through its New York Branch, as Collateral Agent, and SG AMERICAS SECURITIES, LLC, a Delaware limited liability company, as Lead Arranger.

RECITALS:

WHEREAS, Borrower was formed to develop, own and operate a biomass-fueled 105 million gallon-per-year denatured ethanol production facility to be located in Hereford, Texas (the “Project”);

WHEREAS, Borrower desires that the Lenders make available to Borrower Term Loans (as defined below) to finance a portion of the cost of ownership, development, engineering, construction, testing and operation of the Project;

WHEREAS, Borrower further desires that, upon the satisfaction of certain conditions, the Working Capital Lenders (as defined below) make Working Capital Loans (as defined below) to fund its working capital needs;

WHEREAS, Borrower further desires that the LC Fronting Bank (as defined below) issue a Letter of Credit (as defined below) in connection with the issuance by the Red River Authority of Texas of the $50,000,000 Solid Waste Disposal Revenue Bonds (Panda Hereford Ethanol, L.P. Project) Series 2006 (the “Bonds”);

WHEREAS, Borrower further desires that the LC Lenders (as defined below) make LC Borrowings (as defined below) from time to time in connection with drawings under the Letter of Credit;

WHEREAS, the Term Loans, the Working Capital Loans, the LC Borrowings and the Letter of Credit will be secured by, among other collateral, pledges of all of Borrower’s assets and pledges of all of the partnership interests in Borrower;

WHEREAS, the Lenders are willing to make such loans available to Borrower, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the LC Fronting Bank is willing to issue the Letter of Credit on the terms and subject to the conditions set forth in this Agreement and the Reimbursement Agreement (as defined below);

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used and not otherwise defined in this Agreement have the meanings given to those terms in Schedule X hereto, and the rules of construction set forth in Schedule X govern this Agreement.

ARTICLE II

THE LOAN FACILITIES

Section 2.1 Commitments.

(a) Tranche A Term Loan Commitments. On the first Term Loan Funding Date, on the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and covenants of Borrower contained herein, each Tranche A Lender severally agrees to make its Tranche A Term Loan to Borrower in an amount equal to its Pro Rata Share of the Aggregate Tranche A Term Loan Commitment.

(b) Tranche B Term Loan Commitments. During the Term Loan Availability Period, on the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and covenants of Borrower contained herein, each Tranche B Lender severally agrees to make one or more Tranche B Term Loans to Borrower on one or more Term Loan Funding Dates in an amount not exceeding its Pro Rata Share of the Aggregate Tranche B Term Loan Commitment.

(c) Working Capital Loan Commitments. During the Working Capital Availability Period, on the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and covenants of Borrower contained herein, each Working Capital Lender severally agrees to make one or more Working Capital Loans to Borrower on one or more Working Capital Loan Funding Dates in an amount not exceeding its Pro Rata Share of the Aggregate Working Capital Loan Commitment.

(d) Letter of Credit. The LC Fronting Bank agrees, on the terms and subject to the conditions of this Agreement and the Reimbursement Agreement, and in reliance upon the representations, warranties and covenants of Borrower contained herein, to issue the Letter of Credit on behalf of Borrower on the Bond Issuance Date. Such Letter of Credit shall be substantially in the form of Exhibit A of the Reimbursement Agreement. At no time shall the Stated Amount of the Letter of Credit exceed the Aggregate LC Commitment.

(e) Separate Obligations. Each Lender will make its Loans or LC Borrowings to or for the benefit of Borrower at the times designated by the Administrative Agent pursuant to Section 2.2(d) or 2.2(e), as applicable; provided, that the failure of any Lender to fund any Loan or LC Borrowing will not affect the obligation of any other Lender to fund its Loans or LC Borrowings. No Lender will be responsible for a default by any other Lender in funding a Loan or LC Borrowing nor will any Commitment of any Lender be increased or decreased by reason of any such default.

Section 2.2 Funding of the Loans and LC Borrowings.

(a) The Tranche A Term Loans.

(i) On the first Term Loan Funding Date, each Tranche A Lender will make a Tranche A Term Loan to Borrower in the amount of such Lender’s Pro Rata Share of the Aggregate Tranche A Term Loan Commitment. After payment of all fees, expenses and other amounts required by the Financing Documents to be paid by Borrower on such Term Loan Funding Date, the remaining aggregate net proceeds of such Tranche A Term Loan shall be deposited into the Tranche A Construction Account, shall be applied solely in accordance with this Agreement and the Disbursement Agreement and shall be used solely for the payment of Qualified Project Construction Expenses.

(ii) Each Tranche A Term Loan will mature on the Term Loan Maturity Date, unless payment thereof is due prior to such date by acceleration, mandatory prepayment or otherwise. No Tranche A Term Loan, once repaid, may be reborrowed.

(b) The Tranche B Term Loans.

(i) On each Term Loan Funding Date after the making of the Tranche A Term Loans, each Tranche B Lender will make a Tranche B Term Loan to Borrower in the amount of such Lender’s Pro Rata Share of the amount specified in the Notice of Borrowing relating to such Term Loan Funding Date. The initial principal amount of each Tranche B Lender’s Tranche B Term Loan may not exceed such Lender’s Pro Rata Share of the Aggregate Tranche B Term Loan Commitment. After payment of all fees, expenses and other amounts required by the Financing Documents to be paid by Borrower on each Term Loan Funding Date, the remaining aggregate net proceeds of such Tranche B Term Loans, if any, shall be deposited into the Tranche B Construction Account, shall be applied solely in accordance with this Agreement and the Disbursement Agreement and shall be used solely for the payment of Qualified Project Construction Expenses.

(ii) Each Tranche B Term Loan will mature on the Term Loan Maturity Date, unless payment thereof is due prior to such date by acceleration, mandatory prepayment or otherwise. No Tranche B Term Loan, once repaid, may be reborrowed.

(c) The Working Capital Loans.

(i) On each Working Capital Loan Funding Date, each Working Capital Lender will make a Working Capital Loan to Borrower in the amount of such Working Capital Lender’s Pro Rata Share of the amount specified in the Notice of Borrowing relating to the Working Capital Loan Funding Date. The initial principal amount of each Working Capital Lender’s Working Capital Loan may not exceed such Working Capital Lender’s Pro Rata Share of the Aggregate Working Capital Loan Commitment and the aggregate Working Capital Loans on any Working Capital Loan Funding Date shall not cause the aggregate Working Capital Loans outstanding to exceed the Aggregate Working Capital Loan Commitment. After payment of all fees, expenses and other amounts required by the Financing Documents to be paid by Borrower on such Working Capital Loan Funding Date, the remaining aggregate net proceeds of such Working Capital Loans, if any, shall be deposited into the Working Capital Loan Account, shall be applied solely in accordance with this Agreement and the Disbursement Agreement and shall be used solely for the payment of Qualified Project Expenses.

(ii) Each Borrowing of Working Capital Loans shall be in the minimum aggregate amount of five hundred thousand Dollars ($500,000) and in integral multiples of one hundred thousand Dollars ($100,000) in excess thereof.

(iii) Each Working Capital Loan will mature on the Working Capital Loan Termination Date, unless payment thereof is due prior to such date by acceleration, mandatory prepayment or otherwise.

(iv) Within the limits set forth herein, Borrower may pay or prepay and reborrow Working Capital Loans.

(d) The LC Borrowings.

(i) Each LC Lender agrees that, upon the issuance of the Letter of Credit, it shall automatically acquire a participation in the LC Fronting Bank’s liability thereunder in an amount equal to such LC Lender’s Pro Rata Share of the Aggregate LC Commitment, and each LC Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the LC Fronting Bank to pay and discharge when due, its Pro Rata Share of the LC Fronting Bank’s liability under the Letter of Credit.

(ii) Upon receipt of a demand for a Drawing Payment, the LC Fronting Bank shall give telephonic notice (promptly confirmed in writing) to the Administrative Agent and each LC Lender of the amount to be paid by the LC Fronting Bank as a result of such demand, the date on which payment is to be made by the LC Fronting Bank in respect of such demand, and such LC Lender’s Pro Rata Share of the amount of such Drawing Payment.

(iii) Unless a Reimbursement Payment in the full amount of the Drawing Payment is timely received by the LC Fronting Bank from Borrower or on behalf of Borrower in accordance with the Reimbursement Agreement, each LC Lender shall pay to the Administrative Agent for the account of the LC Fronting Bank in Dollars and in immediately available funds the amount of such Lender’s Pro Rata Share of the Aggregate LC Commitment of any Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Rate, as in effect from time to time, from the date of the Drawing Payment to the date on which such LC Lender makes payment; provided, that, if such LC Lender fails to pay the Administrative Agent for the account of the LC Fronting Bank within three (3) Business Days after the date of the Drawing Payment, such LC Lender shall pay interest to the Administrative Agent for the account of the LC Fronting Bank on such amount at a rate per annum equal to the Base Rate as in effect from time to time plus two percent (2%). Each LC Lender’s obligation to make such payments to the Administrative Agent for account of the LC Fronting Bank under this Section 2.2(d), and the LC Fronting Bank’s right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including (a) the failure of any other LC Lender to make its payment under this Section 2.2(d), (b) the financial condition of Borrower, (c) the existence of any Default or Event of Default or (d) the termination of the Commitments. Each such payment to the Administrative Agent for the account of the LC Fronting Bank shall be made without any offset, abatement, withholding or reduction whatsoever. If any Reimbursement Payment is made by or on behalf of Borrower to the Administrative Agent or the LC Fronting Bank, the Administrative Agent or the LC Fronting Bank, as applicable, (x) shall pay to each LC Lender which has paid its Pro Rata Share of the Drawing Payment such LC Lender’s Pro Rata Share of the Reimbursement Payment, (y) shall, in the case of the Administrative Agent, pay to the LC Fronting Bank the balance of the Reimbursement Payment, and (z) shall, in the case of the LC Fronting Bank, retain the balance of the Reimbursement Payment.

(iv) Except as otherwise provided in the Letter of Credit, no Drawing Payment honored by the LC Fronting Bank under the Letter of Credit shall reduce the Stated Amount unless (a) such Drawing Payment is in respect of a redemption of the Bonds, in which event the

Stated Amount thereunder shall be reduced by the amount of such Drawing Payment, or (b) a Reimbursement Payment shall not have been received by the LC Fronting Bank on the date of the Drawing Payment, in which event the Stated Amount thereunder shall be reduced by the amount of such Drawing Payment until a Reimbursement Payment is received by the LC Fronting Bank, at which time the Stated Amount of the Letter of Credit will be increased by the amount of such Reimbursement Payment.

(v) Each payment made by an LC Lender to the Administrative Agent for the account of the LC Fronting Bank pursuant to Section 2.2(d)(iii) shall constitute an “LC Advance” by such LC Lender and an “LC Borrowing” by Borrower from such LC Lender. LC Borrowings shall be repaid or prepaid by Borrower in accordance with the provisions of Section 2.8. All provisions of this Agreement, the Reimbursement Agreement and the other Financing Documents applicable to Term Loans shall be applicable to the LC Borrowings, unless expressly specified otherwise in any particular provision.

(vi) On any LC Borrowing Funding Date, Borrower shall be deemed to have delivered a Notice of Borrowing to the Administrative Agent, selecting a Base Rate LC Borrowing until the last day of the Interest Period in effect and, thereafter, at the Interest Rate provided for under Section 2.3(a); provided, that, if an LC Advance is made on the first day of an Interest Period, the related LC Borrowing shall be a Eurodollar LC Borrowing.

(e) Funding and Disbursement Procedure for Loans.

(i) Whenever Borrower desires to borrow Loans hereunder, or to receive disbursements of Loans already made and deposited into a Construction Account, but no more frequently than once per month for Term Loans (or twice in the calendar month in which the first Term Loan Funding Date occurs), and twice per month for Working Capital Loans, it will submit a Notice of Borrowing to the Administrative Agent and a Construction Draw Request to the Disbursement Agent and to the Administrative Agent prior to 11:00 a.m., New York City time, at least three (3) Business Days prior to the proposed Funding Date or the proposed disbursement date, as the case may be. Each Notice of Borrowing will be irrevocable and shall refer to this Agreement and specify the requested Funding Date (which shall be a Business Day), the amount of the requested Borrowing, the type of Loan(s) with respect to which such Borrowing is requested, and, if a Working Capital Loan, accompanied by a Borrowing Base Certificate. Promptly after receipt of a Notice of Borrowing, the Administrative Agent will notify (A) each Tranche A Lender of the proposed Tranche A Term Loans and of such Lender’s Pro Rata Share thereof, (B) each Tranche B Lender of the proposed Tranche B Term Loans, and of such Lender’s Pro Rata Share thereof, and (C) each Working Capital Lender of the proposed Working Capital Loans and of such Lender’s Pro Rata Share thereof, and such Lender will make available to the Administrative Agent at its main office in New York, New York, such Lender’s Pro Rata Share of the proposed Loans in immediately available funds no later than 11:00 a.m., New York City time, on the applicable Funding Date. Upon satisfaction or waiver of the applicable conditions precedent set forth in Article III, the Administrative Agent will disburse to the Disbursement Agent all such amounts made available to it by the applicable Lenders to or for the benefit of Borrower on the applicable Funding Date. Unless a Lender has notified the Administrative Agent prior to the Funding Date of a Loan that such Lender does not intend to make available its Pro Rata Share of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the Funding Date and the Administrative Agent may, in its sole discretion, make available to Borrower a corresponding amount on the Funding Date; provided, that the Administrative Agent has no obligation to make available to Borrower any amount not actually received from the Lenders. If the Administrative Agent makes available to Borrower any Loan or LC Borrowing not received from a Lender, the Administrative Agent will be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the Funding Date that such amount remains unpaid at the customary rate set by the Administrative Agent for the correction of errors among banks. Each Lender agrees that if it fails to make available or to reimburse the Administrative Agent for any amount made available by the Administrative Agent on its behalf, it will have no interest in such amount and hereby assigns all of its right, title and interest in such amount to any assignee designated by the Administrative Agent. Nothing in this paragraph relieves any Lender of its obligation to fulfill its Commitments hereunder or prejudices any right Borrower may have against any Lender as a result of any default by such Lender.

(ii) Each Loan shall be a Eurodollar Loan; provided, that, if a Loan is not made on the first day of an Interest Period, such Loan shall bear interest at the Base Rate plus the Applicable Margin until the last day of the Interest Period in effect with respect to the then existing Loans and, thereafter, at the Interest Rate provided for in Section 2.3(a).

(iii) The disbursement of all Loans (whether or not on a Funding Date) to Borrower shall be made in accordance with the Disbursement Agreement.

Section 2.3 Interest.

(a) Interest Rates.

(i) Each Loan and LC Borrowing will bear interest on the unpaid principal amount thereof from the applicable Funding Date to but excluding the date of repayment (whether at stated maturity, by acceleration, because of mandatory prepayment or otherwise) at the following rates:

(A) Eurodollar Loans and Eurodollar LC Borrowings will bear interest during each Interest Period at a rate per annum equal to LIBOR as determined for such Interest Period plus the Applicable Margin, computed on each date on which interest is due on such Loans or LC Borrowings, as the case may be, on the basis of a year of 360 days for the actual number of days elapsed; and

(B) Base Rate Loans and Base Rate LC Borrowings will bear interest during each Interest Period at a rate per annum equal to the Base Rate plus the Applicable Margin, computed on each date on which interest is due on the Base Rate Loans or the Base Rate LC Borrowings, as the case may be, on the basis of a year of 365/366 days, as applicable, for the actual number of days elapsed;

(ii) If a Default or Event of Default has occurred and is continuing, all Eurodollar Loans and Eurodollar LC Borrowings shall automatically convert into Base Rate Loans or Base Rate LC Borrowings, as the case may be, at the end of the then-current Interest Period (and shall bear interest as specified in Section 2.3(a)(i)(B) in addition to the default interest described in Section 2.3(d)). Upon the Administrative Agent’s determination that such Default or Event of Default has ceased, the Administrative Agent shall notify Borrower and the Lenders of such determination, whereupon each Base Rate Loan and Base Rate LC Borrowing will automatically, on the last day of the then-current Interest Period, bear interest as a Eurodollar Loan or a Eurodollar LC Borrowing, as the case may be, in accordance with this Agreement.

(iii) LIBOR during a particular Interest Period will be determined on the day that is two (2) Business Days prior to the first day of such Interest Period. Borrower may contact the Administrative Agent telephonically at any time prior to such date to select thirty (30), sixty (60) or ninety (90) day LIBOR. Borrower shall confirm such telephonic notice to the Administrative Agent by telecopy on the day such notice is given. If Borrower fails to notify the Administrative Agent of the LIBOR option in accordance with this Section 2.3(a)(iii), LIBOR shall be based on ninety

(90) day deposits. The Administrative Agent shall, as soon as practicable (and, in any case, within two (2) Business Days) after a Loan or an LC Advance is made, continued or converted, notify Borrower of each determination of the LIBOR rate applicable to each Loan.

(iv) Each determination by the Administrative Agent of the Interest Rate applicable to any Loan pursuant to this Section 2.3(a) will be conclusive and binding on the parties absent manifest error.

(b) Interest Periods.

(i) The initial Interest Period for any Loan or LC Borrowing will commence on the first Funding Date for such Loan or LC Borrowing, and, subject to the limitations set forth in this Section 2.3(b), end on the next Payment Date. Each Interest Period occurring thereafter will commence on the day after the date on which the immediately preceding Interest Period expires and, subject to the limitations set forth in this Section 2.3(b), end on the next Payment Date. No Interest Period with respect to any Term Loan shall extend beyond the Term Loan Maturity Date. No Interest Period with respect to any Working Capital Loan shall extend beyond the Working Capital Loan Termination Date. No Interest Period with respect to any LC Borrowing shall extend beyond the Expiry Date of the Letter of Credit.

(ii) An Interest Period that would otherwise end on a day that is not a LIBOR Business Day will end on the next succeeding LIBOR Business Day, unless such day falls in the next calendar month, in which case such Interest Period will end on the next preceding LIBOR Business Day.

(iii) An Interest Period that begins on the last LIBOR Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period will end on the last LIBOR Business Day of the calendar month at the end of such Interest Period.

(c) Interest Payment Dates.

(i) All accrued and unpaid interest on the Loans and any LC Borrowings will be payable in arrears on each Payment Date following the first Term Loan Funding Date, and on the date on which any Loan or LC Borrowing is repaid or a Reimbursement Payment is made, whether by mandatory prepayment or on the scheduled maturity date.

(ii) After maturity (whether at stated maturity, by acceleration, because of mandatory prepayment or otherwise), all accrued and unpaid interest (including Default Interest) due on any Loan, LC Borrowing or any Drawing Payment will be payable by Borrower upon demand by the Administrative Agent.

(d) Default Interest. Overdue principal and overdue interest in respect of any Loan, LC Borrowing and any other amount payable hereunder or under any other Financing Document by Borrower or any other Person that is overdue will bear interest at a rate per annum (the “Default Rate”) equal to two percent (2%) in excess of the Interest Rate then-applicable (including the Applicable Margin) to such Loan, LC Borrowing or other amount or, if no rate of interest is applicable to such overdue amount, the highest rate of interest then-applicable to any outstanding Loan or LC Borrowing (prior to the application of any Default Rate). Upon the occurrence and during the continuation of an Event of Default, all Loans, LC Borrowings and all other amounts owing by Borrower and any other Person under a Financing Document will bear interest at the Default Rate.

(e) Interest Limitation. Notwithstanding any other provision of the Financing Documents, (i) if the rate of interest on any obligation of Borrower or any other Person under any Financing Document (other than LC Borrowings for which the Administrative Agent has received Bank Bonds) at any time exceeds the highest rate permitted by applicable Law, the rate of interest on such obligation will be deemed to be the highest rate permitted by applicable Law, and (ii) in the case of any obligation of Borrower or any other Person under any Financing Document for LC Borrowings for which the Administrative Agent has received Bank Bonds, the amount of interest payable by Borrower to the Administrative Agent on such LC Borrowings (when added to the interest received by the Administrative Agent on such Bank Bonds) shall not exceed in the aggregate an amount that would result in a “net effective interest rate” (as defined and calculated in accordance with the provisions of Chapter 1204, Texas Government Code) in excess of fifteen percent (15%) per annum on such LC Borrowings.

(f) Bond Interest. To the extent that the LC Fronting Bank shall have received an interest payment in respect of a Bank Bond, such payment shall be for the benefit of the LC Lenders and shall be paid over to the Administrative Agent for payment to the LC Lenders.

Section 2.4 Notes. On the Closing Date, Borrower will execute and deliver to each Tranche A Lender a Tranche A Term Loan Note substantially in the form of Exhibit 2.4(a) and to each Tranche B Lender a Tranche B Term Loan Note substantially in the form of Exhibit 2.4(b) and to each Working Capital Lender a Working Capital Loan Note substantially in the form of Exhibit 2.4(c) and to each LC Lender an LC Borrowing Note substantially in the form of Exhibit 2.4(d). Each Tranche A Note will be dated the Closing Date, will be in the principal amount of such Tranche A Lender’s Pro Rata Share of the Aggregate Tranche A Term Loan Commitment and will evidence the Tranche A Term Loans made by such Tranche A Lender. Each Tranche B Note will be dated the Closing Date, will be in the principal amount of such Tranche B Lender’s Pro Rata Share of the Aggregate Tranche B Term Loan Commitment and will evidence the Tranche B Term Loans made by such Tranche B Lender. Each Working Capital Note will be dated the Closing Date, will be in the principal amount of such Working Capital Lender’s Pro Rata Share of the Aggregate Working Capital Loan

Commitment and will evidence the Working Capital Loans made by such Working Capital Lender. Each LC Borrowing Note will be dated the Closing Date, will be in the principal amount of such LC Lender’s Pro Rata Share of the Aggregate LC Commitment and will evidence the LC Borrowings made by such LC Lender. On the first Term Loan Funding Date, each Tranche A Lender is authorized to make a notation on the schedule attached to its Tranche A Term Loan Note indicating the date and the principal amount of the Tranche A Term Loan made by such Tranche A Lender on such date. On each Tranche B Term Loan Funding Date, each Tranche B Lender is authorized to make a notation on the schedule attached to its Tranche B Term Loan Note indicating the date and the principal amount of the Tranche B Term Loan made by such Tranche B Lender on such date. On each Working Capital Loan Funding Date, each Working Capital Loan Lender is authorized to make a notation on the schedule attached to its Working Capital Loan Note indicating the date and the principal amount of the Working Capital Loan made by such Working Capital Lender on such date. On each LC Borrowing Funding Date, each LC Lender is authorized to make a notation on the schedule attached to its LC Borrowing Note indicating the date and the principal amount of the LC Borrowing made by such LC Lender on such date. The information set forth in such schedules will, absent manifest error, be prima facie evidence of the outstanding principal amount of such Notes. Any failure by a Lender to make any such notation will not limit or affect the obligations of Borrower under the Notes or any other Financing Document. Each Note will be subject to and entitled to the benefits of the Financing Documents.

Section 2.5 Fees.

(a) Facility Fee. On the Closing Date, Borrower will pay to each Lender (without duplication) a fee equal to the amount set forth in the Fee Letter.

(b) Commitment Fee. On each Payment Date after the Closing Date, Borrower will pay to the Administrative Agent for the benefit of, and for the ratable distribution to, the Term Loan Lenders and the LC Lenders, as the case may be, a fee equal to three-quarters of one percent (0.75%) per annum (i) on the average daily amount by which the Aggregate Term Loan Commitment exceeds the outstanding principal amount of Term Loans, and (ii) on the average daily amount by which the Aggregate LC Commitment exceeds the average daily Stated Amount of the Letter of Credit, in each case, during the calendar quarter or portion thereof then ended. All commitment fees shall be computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as pro-rated for any partial quarter, as applicable. On each Payment Date after the Interim Completion Date, Borrower will pay to the Administrative Agent for the benefit of the Working Capital Lenders a fee equal to three-quarters of one percent (0.75%) per annum on the average daily amount by which the Aggregate Working Capital Loan Commitment exceeds the outstanding principal amount of Working Capital Loans.

(c) LC Fee. On each Payment Date after the issuance of the Letter of Credit, Borrower will pay to the Administrative Agent, for the account of, and for the ratable distribution to, the LC Lenders, a fee in an amount equal to the Applicable Margin multiplied by the daily average Stated Amount of the Letter of Credit for such quarter or portion thereof then ended (the “LC Fee”). Such fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days, as pro-rated for any partial quarter, as applicable.

(d) LC Fronting Fee. Upon the issuance of the Letter of Credit, and thereafter on each Payment Date, Borrower will pay to the Administrative Agent, for the account of, and for distribution to, the LC Fronting Bank, a fronting fee in an amount equal to fifteen percent of one percent (0.15%) per annum of the then Stated Amount of the Letter of Credit. Such fee shall be computed on the basis of the actual number of days elapsed in a year of 360 days, as pro-rated for any partial quarter, as applicable.

(e) Agency Fee. On the Closing Date, and thereafter on each anniversary of the Closing Date until Completion, for so long as any Obligation remains outstanding under this Agreement, Borrower will pay to the Administrative Agent for its own account a fee equal to one hundred thousand Dollars ($100,000), and on each anniversary of the Closing Date after Completion, for so long as any Obligation remains outstanding under this Agreement, Borrower will pay the Administrative Agent for its own account a fee equal to seventy-five thousand Dollars ($75,000). The amount of such agency fees shall be escalated annually based on the Consumer Price Index.

(f) Other Fees. Borrower agrees to pay to the Administrative Agent for the account of, and for distribution to, the Lenders and the Agents, additional fees in the amounts and at the times from time to time agreed to by Borrower, the Lenders and the Agents, as the case may be, including pursuant to the Fee Letter.

(g) Payment of Fees. All fees shall be paid on the dates due, in immediately available funds. Once paid, none of the fees shall be refundable under any circumstances.

Section 2.6 Security. The Loans, the Letter of Credit, any LC Borrowing and all other amounts payable by Borrower or any other Person under this Agreement and the other Financing Documents are secured by the Collateral and the Senior Secured Parties are entitled to the benefits of the Security Documents on a ratable basis.

Section 2.7 Use of Proceeds.

(a) Term Loans. Proceeds of the Term Loans may be used only to pay (i) Qualified Project Construction Expenses and (ii) interest, fees and other expenses payable pursuant to Section 2.3, Section 2.5 and Section 8.11.

(b) Working Capital Loans. Proceeds of the Working Capital Loans may be used only to (i) pay Qualified Project Expenses, and (ii) pay interest, fees and other expenses payable pursuant to Section 2.3, Section 2.5 and Section 8.11.

(c) Bond Proceeds. Bond Proceeds and any proceeds from a Drawing Payment may be used only to pay Qualified Bond Expenses.

(d) Sub-Debt. No proceeds of any Loans or LC Borrowings may be used by Borrower to pay the Sub-Debt.

Section 2.8 Repayment of Principal.

(a) Mandatory Repayments.

(i) Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for deposit into the Debt Service Account, and for the ratable account of each Term Lender, on the First Repayment Date and on each Payment Date thereafter, an amount equal to one and one-half percent (1.5%) of the Term Loan Commitments, pro rata among the Tranche A Term Loans and the Tranche B Term Loans (each such payment, a “Scheduled Installment”). Notwithstanding the foregoing, the final Scheduled Installment of the Term Loans on the Term Loan Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(ii) In addition to the Scheduled Installments, on the First Repayment Date and on each Payment Date thereafter, Borrower shall pay to the Administrative Agent amounts equal to the Cash Sweep Payment and the Profit Sharing Payment, if any, for application by the Administrative Agent to the outstanding balance of the Term Loans ratably in inverse order of maturity.

(iii) In addition to the Scheduled Installments, if at any time the LC Fronting Bank or the Administrative Agent (as nominee for the LC Fronting Bank) holds any Bank Bonds, (A) on the date that such Bank Bonds are remarketed pursuant to the Bond Indenture and the Remarketing Agreement, Borrower shall pay, or cause to be paid, to the Administrative Agent for the ratable account of each LC Lender, an amount equal to such remarketing proceeds, (B) commencing on the first Payment Date following the date on which such Bank Bonds became Bank Bonds, Borrower shall pay to the Administrative Agent for the ratable account of each LC Lender, the amount required to be paid pursuant to priority SIXTH in Section 4.2(b) of the Disbursement Agreement and upon such payment Borrower shall have purchased Bank Bonds having a principal amount outstanding equal to the amount of such payment and such Bank Bonds shall thereafter be Company Bonds, (C) on the date that Borrower redeems, or is required to redeem pursuant to the Reimbursement Agreement or the Bond Indenture, any such Bank Bonds, Borrower shall pay, or cause to be paid, to the Administrative Agent, the principal amount of the Bank Bonds required to be redeemed, (D) on the maturity date of such Bank Bonds, Borrower shall pay, or cause to be paid, to the Administrative Agent, the principal amount of such Bank Bonds, and (E) on the Expiry Date of the Letter of Credit, Borrower shall pay, or cause to be paid, to the Administrative Agent, the principal amount of such Bank Bonds. To the extent that the LC Fronting Bank shall have received a principal payment in respect of a Bank Bond, such payment shall be for the benefit of the LC Lenders and shall reduce Borrower’s obligations under this Section 2.8(a)(iii).

(iv) Commencing with the Payment Date following the date on which the Term Loans are fully repaid, and on each Payment Date thereafter until the earlier to occur of (A) the Term Loan Maturity Date and (B) the date the amount in the LC Sinking Fund Account is equal to the Stated Amount of the Letter of Credit, Borrower shall pay to the Administrative Agent for deposit into the LC Sinking Fund Account an amount equal to 30% of Borrower’s Excess Cash Flow as of the end of such fiscal quarter (the “Sinking Fund Payments”) until the amount in the LC Sinking Fund Account is equal to the Stated Amount of the Letter of Credit.

(v) Borrower unconditionally and irrevocably promises to pay to the Administrative Agent for the account of each Working Capital Lender the aggregate outstanding principal amount of the Working Capital Loans on the Working Capital Loan Termination Date.

(vi) If at any time the Borrowing Base Certificate demonstrates that the outstanding principal amount of the Working Capital Loans exceeds the Borrowing Base, Borrower shall, concurrently with the delivery of the Borrowing Base Certificate, prepay the Working Capital Loans to the extent necessary to eliminate such excess.

(vii) All cash proceeds received by Borrower, a Borrower Partner or any Affiliate of Borrower as a result of (A) any amendment or termination of any Project Document or (B) the sale of any asset of Borrower (other than the sales permitted by Section 5.2(b), the proceeds of which shall be applied in accordance with Section 5.2(b)), in either case without the prior written consent of the Majority Lenders, will immediately be paid to the Administrative Agent and applied as prepayments of the Loans and the LC Borrowings, on a pro rata basis.

(viii) Borrower shall immediately prepay in full the Loans, the LC Borrowings and all other amounts then outstanding under the Financing Documents:

(A) in the event that substantially all of the fixtures, buildings and other property included in the Project are completely destroyed by casualty or are condemned, or in the event that Net Insurance Proceeds (together with such other funds as may be available to Borrower for the purposes of repairing the Project) are insufficient in the reasonable judgment of the Administrative Agent, in consultation with the Engineer, to pay for the repair of any casualty to the Project substantially to the pre-casualty condition of the Project prior to the expiration of the benefits of any business interruption insurance (in which case no prepayment fee will be payable to the Administrative Agent for the benefit of the Lenders); or

(B) in the event that the interests of Borrower in the Project are sold or otherwise transferred or Panda Ethanol, Inc. (i) ceases to be the majority direct or indirect owner of Borrower; or (ii) no longer has management control over Borrower, in any case without the Majority Lenders’ prior written consent (in which case Borrower will pay to the Administrative Agent for the benefit of the Lenders the prepayment fee calculated in accordance with Section 2.8(c), if any).

(ix) Any and all monies held in the Distribution Reserve Account shall be applied as a prepayment of the Term Loans if Restricted Payments have not been allowed to be made for twelve consecutive months; provided, that if an Event of Default is not then occurring, only those monies that have been held in the Distribution Reserve Account for twelve consecutive months shall be applied as a prepayment of the Term Loans and the LC Borrowings, or, if no LC Borrowing is then outstanding and the Term Loans have been paid in full, then such monies shall be deposited into the LC Sinking Fund Account until the amount in the LC Sinking Fund Account is equal to the Stated Amount of the Letter of Credit.

(b) Optional Prepayments. Borrower may, on any Payment Date after the first anniversary of the first Term Loan Funding Date, after having given the Administrative Agent at least fifteen (15) days’ prior irrevocable notice, prepay in full or in part the Loans, any LC Borrowings and all other amounts then outstanding under the Financing Documents. Any such prepayments shall be in a minimum amount of $2,000,000 and in integral amounts of $1,000,000, except if the remaining amounts then outstanding are less than an integral amount of $1,000,000, the repayment amount shall be the amount of such remaining amount outstanding. In connection with any such prepayment, Borrower will pay to the Administrative Agent for the benefit of the Lenders the prepayment fee calculated in accordance with Section 2.8(c), if any.

(c) Prepayment Fee. In connection with any prepayment or repayment of the Loans prior to the first anniversary of the Completion Date, other than pursuant to Section 2.8(a)(i), (ii), (iii), (v), (vi), (viii)(A) or (ix), Borrower will pay to the Administrative Agent for the benefit of the Lenders a prepayment fee in the amount of one percent (1%) of the prepaid principal amount of the Loans, as liquidated damages and compensation for the costs of the Administrative Agent and the Lenders.

Section 2.9 Payments.

(a) Method of Payment

(i) All payments by Borrower or any other Person under any Financing Document will be made in immediately available funds in U.S. Dollars to the Administrative Agent at its main office in New York, New York, for its account or for the accounts of the Lenders, as the case may be. All such payments must be received no later than 1:00 p.m., New York City time (or 4:00 p.m., New York City time, in the case of payments of LC Borrowings) on the date due and must be made in full without defense, set-off or counterclaim of any kind and without any requirement of presentment, notice or demand. If any such payment is made by Borrower after such time, such payment will be deemed to have been made on the next Business Day. Subject to the provisions of Section 2.3(b), whenever any payment to be made hereunder or under any other Financing Document is stated to be due on a day that is not a Business Day, the due date of such payment will be accelerated to the next preceding Business Day and such reduction in time will be included in the computation of such payment.

(ii) Notwithstanding the provisions of Section 2.9(a)(i) to the contrary, for so long as the Disbursement Agreement remains in full force and effect and provided that sufficient funds are available for application in accordance with the terms and conditions hereof and thereof, Borrower authorizes and consents to make, and the Administrative Agent and the Lenders agree to receive, any and all payments required to be made hereunder through operation of the relevant provisions of the Disbursement Agreement.

(b) Application of Payments. All payments received by the Administrative Agent and the Lenders hereunder will be applied in accordance with the Disbursement Agreement. All payments applied to interest on or principal of any Loan or LC Borrowing will be paid by the Administrative Agent to the Lenders in proportion to their respective Pro Rata Shares of the Loans or LC Borrowings, as applicable. All payments applied to any other category of obligation set forth above will be paid to the various payees within such category in proportion to the respective amounts due to them.

Section 2.10 Increased Costs and Unavailability.

(a) Taxes.

(i) All payments made by Borrower or any other Person under the Financing Documents will be made free and clear of, and without deduction or withholding for, any present or future Tax, and Borrower will pay, either directly (with respect to Taxes of which Borrower has independent knowledge) or through reimbursement pursuant to Section 2.10(a)(ii), all Taxes (other than Lender Income Taxes) in respect of payments under the Financing Documents or from the execution or delivery or otherwise with respect to any Financing Document (collectively, “Reimbursable Taxes”), and all costs and liabilities incurred by the Administrative Agent and the Lenders incurring such Reimbursable Taxes (each, an “Affected Party”) in connection therewith.

(ii) Borrower will reimburse each Affected Party, on demand given pursuant to Section 2.10(g)(i), for any Reimbursable Tax paid by such Affected Party on an after-tax basis so that such Affected Party (A) receives the full amount payable to it under the Financing Documents and (B) is made whole after taking into account all income taxes it will owe on the reimbursement payment (assuming that such payment is subject to taxation at the highest marginal rate applicable to such Affected Party). Each Affected Party will have the absolute right to arrange its tax affairs in whatever manner it deems appropriate and no Affected Party will be obligated to claim any particular deduction, credit or other benefit.

(iii) If Borrower is prohibited or prevented (by Law or otherwise) from making any payment to an Affected Party required under Section 2.10(a)(ii), then the amount of the payment due to such Affected Party under the Financing Documents will be increased by the amount necessary to insure that such Affected Party will receive the full amount payable to it under the Financing Documents.

(iv) Within thirty (30) days after the date on which any Reimbursable Tax (of which Borrower has independent knowledge or has become aware by a notice from an Affected Party delivered in accordance with Section 2.10(g)(i)) is due, Borrower will furnish to the applicable Affected Parties official receipts or notarized copies thereof evidencing payment of such Reimbursable Tax.

(v) The Administrative Agent and each of the Lenders agree to deliver to Borrower all forms and documents necessary to establish any exemption from withholding for Taxes to which it is entitled. Any Person that becomes the successor holder of a Note will deliver the forms and documents required under this Section 2.10(a)(v).

(b) Capital Adequacy, Reserve Requirements. If a Lender determines that any Law enacted or effective after the Closing Date, any change in Law effective after the Closing Date, any change in the interpretation or administration of any Law effective after the Closing Date, or compliance with any directive, guideline or request from any Government Instrumentality effective after the Closing Date (whether or not having the force of Law) has the effect of (i) requiring an increase in the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender or (ii) imposing or modifying any reserve, special deposit, compulsory loan or similar requirement relating to any loan, extension of credit or other asset of, or any deposit with or other liability of, such Lender, and such Lender determines that such increase, imposition or modification is based, in whole or in part, upon its obligations hereunder, at Borrower’s option, Borrower will either (x) pay to such Lender the amount necessary to preserve the return on equity originally anticipated to be realized by such Lender as a result of the Loans and the LC Borrowings made hereunder or (y) prepay the Loans and the LC Borrowings made by such Lender in the aggregate amount necessary to prevent such Lender from being subject to such increase, imposition or modification. Any prepayment pursuant to this Section 2.10(b) will not cause Borrower to owe a prepayment fee pursuant to Section 2.8(c) or otherwise, but such prepayment will be applied in the manner provided in Section 2.9(b).

(c) Increased Costs. Borrower will pay to each Lender, upon demand, such amounts as such Lender from time to time determines to be necessary to compensate such Lender for any cost incurred by it or any reduction in the amount received or receivable by it under the Financing Documents resulting from any Law enacted or effective after the Closing Date, any change in Law effective after the Closing Date, any change in the interpretation or administration of any Law effective after the Closing Date, or compliance with any directive, guideline or request from any Government Instrumentality effective after the Closing Date (whether or not having the force of Law) that:

(i) subjects such Lender to any Tax (other than Lender Income Taxes) or changes the basis of taxation of any amount payable to such Lender under the Financing Documents (other than with respect to Lender Income Taxes); or

(ii) imposes any other cost or condition affecting the cost of making a Loan or LC Borrowing or maintaining a Commitment, including any reserve requirements; provided, that Borrower’s obligation under this Section 2.10(c) will not affect the obligations of the Affected Parties under Sections 2.10(g)(ii) and (iii).

(d) Funding Losses. Borrower will compensate each Lender, upon demand, for any out-of-pocket loss, cost or liability (including interest paid by such Lender on funds borrowed to make, continue or convert a Loan or LC Borrowing, and losses sustained in liquidating deposits or Eurodollar Loans or Eurodollar LC Borrowings but excluding any consequential damages or losses) incurred as a result of:

(i) repayment (including repayment due to acceleration) of a Loan or LC Borrowing on a date other than the last day of an Interest Period or the Term Loan Maturity Date or Expiry Date of the Letter of Credit or the Working Capital Loan Termination Date, as applicable;

(ii) failure of Borrower to borrow a Loan in accordance with a Notice of Borrowing delivered to the Administrative Agent (whether as a result of the failure to satisfy any applicable condition or otherwise); or

(iii) failure of Borrower to repay a Loan or LC Borrowing when due (whether at stated maturity, by acceleration, because of mandatory prepayment or otherwise) or on the date specified therefor in a notice delivered pursuant to Section 2.8(b).

(e) Unavailability. In the event that, on or before any Interest Period, the Administrative Agent determines that:

(i) U.S. Dollar deposits are not being generally offered in the London interbank market;

(ii) adequate and fair means do not exist for ascertaining interest rates by reference to LIBOR; or

(iii) any Lender no longer provides Eurodollar Loans or Eurodollar LC Borrowings to any of its borrowers;

then the Administrative Agent will give prompt notice of such fact to Borrower and Borrower and the Administrative Agent will promptly enter into good-faith discussions to determine an alternate reference interest rate and margin that will as nearly as possible duplicate the economic terms of this Agreement and the monetary benefit to the Lenders of the Loans and the LC Borrowings made and to be made by the Lenders hereunder. If Borrower and the Administrative Agent are unable to agree on an alternate reference interest rate and margin acceptable to the Administrative Agent in its sole discretion, then the Loans and LC Borrowings shall bear interest at the Base Rate plus the Applicable Margin or at a lower alternate reference rate and margin acceptable to the Administrative Agent and the Lenders in their sole discretion. Any Eurodollar Loans or Eurodollar LC Borrowings outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Loans or LC Borrowings, as the case may be, into Base Rate Loans or Base Rate LC Borrowings, as applicable, unless such suspension has then ended.

(f) Illegality. If a Lender determines that any Law enacted or effective after the Closing Date, any change in Law effective after the Closing Date, any change in the interpretation or administration of any Law effective after the Closing Date, or compliance by such Lender with any directive, guideline or request (whether or not having the force of Law) of any Government Instrumentality effective after the Closing Date makes it unlawful or impossible for such Lender to fund or maintain any Eurodollar Loan or Eurodollar LC Borrowing, then upon notice to Borrower by such Lender the obligation of such Lender to fund Eurodollar Loans and Eurodollar LC Borrowings will be suspended. In addition, the outstanding principal amount of such Lender’s portion of all Eurodollar Loans and Eurodollar LC Borrowings, together with interest accrued thereon and all other amounts payable with respect thereto, will be repaid immediately upon demand of such Lender or immediately converted into a Base Rate Loan or a Base

Rate LC Borrowing, as applicable, if it determines that immediate repayment is required or, if it determines that immediate repayment is not required, at the end of the next applicable Interest Period. In the event of a repayment of a Eurodollar Loan or a Eurodollar LC Borrowing or conversion of a Eurodollar Loan or a Eurodollar LC Borrowing into a Base Rate Loan or a Base Rate LC Borrowing, as the case may be, pursuant to this Section 2.10(f) prior to the end of its Interest Period, Borrower will compensate the Lenders for all losses, costs and liabilities described in Section 2.10(d). Any prepayment pursuant to this Section 2.10(f) will not cause Borrower to owe a prepayment fee pursuant to Section 2.8(c) or otherwise and such prepayment will be applied in the manner provided in Section 2.9(b). Notwithstanding the foregoing, prior to demanding prepayment of a Eurodollar Loan or a Eurodollar LC Borrowing or conversion of a Eurodollar Loan or a Eurodollar LC Borrowing into a Base Rate Loan or a Base Rate LC Borrowing, as the case may be, pursuant to this Section 2.10(f), each Lender affected by the conditions described in this Section 2.10(f) agrees to work in good faith with Borrower to restructure their respective obligations under this Agreement in such a manner as to preserve such Lender’s economic return and to eliminate or minimize the need for a Eurodollar Loan or a Eurodollar LC Borrowing to be prepaid.

(g) Notice and Mitigation.

(i) Upon the occurrence of an event that entitles an Affected Party to compensation, reimbursement or indemnification pursuant to this Section 2.10, such Affected Party will give Borrower prompt notice of such event and, if applicable, the date compliance with this Section 2.10 is required.

(ii) Except as specifically provided in this Section 2.10, each Affected Party will take reasonable measures to avoid the need for, or reduce the amount of, compensation, reimbursement or indemnification pursuant to this Section 2.10, including designating an alternative lending office with respect to its Eurodollar Loans and Eurodollar LC Borrowings; provided, that no Affected Party will be required to take any measure that, in its reasonable judgment, would be materially disadvantageous to it or inconsistent with its legal and regulatory position.

(iii) If any Tax or other charge described in Section 2.10 of a type not generally imposed on lenders making loans of the types contemplated by this Agreement is imposed on payments to any Lender and Borrower is obligated hereunder to compensate such Lender for such Tax or other charge, Borrower may, within ten (10) days after receipt of notice of such Tax or other charge described in Section 2.10, request that such Lender assign its portion of the affected Loan or Loans or the affected LC Borrowing or LC Borrowings to another Person reasonably acceptable to the Administrative Agent and such Lender, and such Lender will use reasonable efforts to negotiate such an assignment.

(h) Survival. The obligations of Borrower under this Section 2.10 shall survive for one (1) year after the termination of this Agreement and the repayment in full of the Obligations.

Section 2.11 Termination or Reduction of Commitments.

(a) Any unused Term Loan Commitments shall be automatically and permanently terminated at the end of the Term Loan Availability Period, in each case after giving effect to all Term Loans, if any, to be made on such day.

(b) The Commitments shall be automatically and permanently terminated in full if the first Term Loan Funding Date has not occurred on or before August 15, 2006 or if the conditions set forth in Section 3.6 have not been satisfied prior to the thirtieth (30th) day after the Closing Date.

(c) Any unused Commitments shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 6.2 in accordance with the terms thereof.

(d) Any unused Working Capital Loan Commitments shall be automatically and permanently terminated in full on the Working Capital Loan Termination Date.

(e) Any unused Working Capital Loan Commitments may be terminated or reduced, in whole or in part (in integral multiples of one hundred thousand Dollars ($100,000)), by Borrower upon no less than ten (10) days’ prior written notice to the Administrative Agent; provided, that, after any such termination or reduction, Borrower’s Working Capital is equal to or greater than the Working Capital Required Amount.

Section 2.12 Interest Rate Protection.

(a) Borrower shall, no later than thirty (30) Business Days after the first Term Loan Funding Date, enter into an Interest Rate Hedge Agreement, the intent of which is to protect Borrower against increases in variable interest rates, solely with an Interest Rate Hedge Provider who is a Lender, which Interest Rate Hedge Agreement shall be in form and substance satisfactory to the Administrative Agent, and the hedging transactions thereunder shall have an aggregate notional amount corresponding to the amount set forth on Schedule 2.12 hereof.

(b) The obligations of Borrower under the Interest Rate Hedge Agreement shall be and hereby are secured by the Security Documents and shall rank pari passu with the obligations of Borrower under the Loans and the LC Borrowings.

(c) Borrower shall pay all reasonable costs, fees and expenses incurred by the Interest Rate Hedge Provider, the Administrative Agent and the other Lenders in connection with the Interest Rate Hedge Agreement, including any reasonable costs, fees, breakage costs or expenses (including increased interest payments) incurred in connection with any unwinding, breach or termination of such Interest Rate Hedge Agreement.

Section 2.13 Bond Closing.

The execution, delivery and performance by Borrower of the Bond Documents on the Bond Issuance Date will not be deemed to violate any provision of the Financing Documents or require the consent of the Agents or the Lenders.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to the Closing Date. The obligation of the Lenders to make available their respective commitments is subject to the satisfaction of each of the following conditions precedent:

(a) The Administrative Agent has received each of the following, in each case in form and substance satisfactory to the Administrative Agent:

(i) each Financing Document required by the Administrative Agent in its sole discretion to be delivered on the Closing Date, executed and delivered by each of the parties thereto;

(ii) certified copies of:

(A) the Organizational Documents of each Panda Party;

(B) certificates of good standing with respect to each Panda Party dated no earlier than twenty(20) days before the Closing Date; and

(C) incumbency certificates for the signatories of each Panda Party and resolutions of Panda Hereford Holdings, LLC, the sole member of each of the Borrower Partners and of the Operator, approving the Documents to which any Panda Party is a party and the transactions contemplated thereby;

(iii) certificates of Borrower GP on behalf of Borrower, and a manager or an officer of each of the Borrower Partners, certifying that:

(A) all Documents executed by such Person on or prior to the Closing Date are in full force and effect, such Person and, to the Knowledge of such Person, the Project Parties, are in material compliance with all covenants and provisions thereof, and no breach or event of default (or any event that would become a breach or event of default with the giving of notice or passage of time or both) has occurred and is continuing under any such Document;

(B) all representations and warranties of such Person contained in the Financing Documents to which it is a party are true, correct and complete;

(C) no act, event or circumstance has occurred with respect to the Project or such Person or, to the Knowledge of such Person, the Project Parties, which has had or could reasonably be expected to have a Material Adverse Effect;

(D) all financial statements and information relating to such Person provided to the Administrative Agent, taken as a whole, are true, correct and complete in all material respects, and each balance sheet fairly presents the financial position of the Person to which it relates as at the date indicated and was prepared in accordance with GAAP except as specifically noted therein; and

(E) no change in the condition or operation, financial or otherwise, of such Person that could reasonably be expected to have a Material Adverse Effect has occurred since May 17, 2006, and the financial statements (including any notes thereto) provided to the Administrative Agent disclose all material liabilities, contingent or otherwise, of such Person;

(iv) the legal opinions of each Borrower’s Counsel;

(v) the legal opinion of counsel to each of the Major Project Parties with respect to the Consent and Agreement and the Project Documents to which such Major Project Party is a party;

(vi) unaudited financial statements of each Panda Party (other than Borrower) for the fiscal year ended December 31, 2005, and all subsequent quarterly financial statements, if any, available on the Closing Date, and pro forma balance sheets of each Panda Party as of the Closing Date;

(vii) judgment lien, tax lien and UCC searches, and such other searches of the records of Government Instrumentalities as the Administrative Agent may require, performed with respect to each Panda Party in all relevant jurisdictions;

(viii) certified copies of all Project Documents set forth on Schedule 4.1(g), as in effect on the Closing Date;

(ix) copies of all Required Approvals that have been obtained on or prior to the Closing Date by or on behalf of Borrower;

(x) the Construction and Draw Schedule;

(xi) a written report of the Engineer, dated on or prior to the Closing Date, reporting favorably on the relevant technical aspects of the Project, including:

(A) existing environmental damage/liability (if any);

(B) the projected availability of the Project;

(C) the Construction Contracts (including the acceptance, completion and performance test criteria) and EPC Contractor’s and Gasifier Vendor’s ability to perform their respective obligations to Borrower;

(D) the cost and expenses of Operator for performing operation and maintenance services for the Project pursuant to the applicable Project Documents, the adequacy of such services, and that the provision of such services by Operator will be sufficient to provide Project availabilities as assumed in the Closing Pro Forma;

(E) the Closing Pro Forma;

(F) Borrower’s and the Project’s ability to comply with the requirements of all leases, easements, Required Approvals and Project Documents;

(G) An opinion that the construction and completion of the Project are reasonably attainable in accordance with the costs and timeframe set forth in the Construction Budget and the Construction and Draw Schedule;

(H) an opinion that the operation and revenues of the Project are reasonably attainable in accordance with the Closing Pro Forma;

(I) an opinion that all Required Approvals set forth on Schedule 3.1(g) have been obtained, and all Required Approvals not yet obtained can be obtained in the usual course of construction or operation, without undue cost or burdensome conditions;

(J) the ability of the Project as designed and constructed to produce the quantities of Products from the quantities of corn, natural gas, water, electricity, biomass and other feedstocks at the costs of production that are assumed in the Closing Pro Forma;

(K) the ability of the Operator to service the requirements of the Project as intended;

(L) that the Project has adequate utility service to operate the Project at the levels guaranteed by the Construction Contracts;

(M) that the Project has adequate access to rail and highway transportation to meet the projected requirements under the Closing Pro Forma;

(N) that the amount required to be deposited into the Major Maintenance Reserve Account is adequate to satisfy the projected needs of the Project through the Term Loan Maturity Date; and

(O) any other technical or environmental issues that the Administrative Agent may reasonably request;

(xii) a Phase I Environmental Audit or other acceptable environmental due diligence of the Site, prepared by the Environmental Consultant and dated not more than one hundred twenty (120) days prior to the Closing Date, in form and substance satisfactory to the Administrative Agent, and identifying no contingent liabilities of Borrower deemed material by the Administrative Agent in connection with the release of any Hazardous Substance;

(xiii) a title commitment (with copies of all documents and instruments affecting title to Borrower’s interest in the Site) dated the Closing Date, confirming that the Mortgage perfects a First-Priority Lien on Borrower’s fee interest in the Site securing one hundred percent (100%) of the Commitments without any additional Liens (other than Permitted Liens) (the “Title Policy”), marked “premium paid,” issued subject only to Permitted Liens and containing such modifications to the standard exceptions and affirmative insurance and endorsements as are available in the State of Texas, including access to a public road and mechanic’s lien coverage, as the Administrative Agent may require;

(xiv) an ALTA/ASCM “boundary” survey of the Site showing all easements, encroachments and other survey matters shown on the Title Policy or otherwise required by the Administrative Agent, such survey to be dated July 14, 2006 and otherwise in form and substance satisfactory to the Administrative Agent, prepared by licensed surveyors acceptable to the Administrative Agent, and certified in form and substance satisfactory to the Administrative Agent, to the Administrative Agent and the Title Insurer;

(xv) a written report of the Insurance Consultant, dated on or prior to the Closing Date, confirming compliance by Borrower and the Project Parties with all requirements relating to Required Insurance contained in this Agreement and attaching binders or certificates of insurance and other documents sufficient to indicate that Borrower and the Project Parties have obtained all Required Insurance, that all Required Insurance is in full force and effect and is not subject to pending cancellation, and that (A) the Administrative Agent has been named as loss payee with respect to the property insurance and business interruption insurance policies relating to the Project and (B) the Administrative Agent and the Lenders have been named as additional insureds on the general and umbrella liability insurance policies maintained by Borrower;

(xvi) a written report of the Market Consultant, dated on or prior to the Closing Date, commenting favorably on:

(A) the historical and projected availability and price of the Project’s anticipated corn, natural gas and electrical requirements;

(B) the historical and projected markets and prices for the Products;

(C) the agreements and/or arrangements for the purchase and supply of feedstock, biomass, natural gas, electricity and other materials utilized by the Project; and

(D) the agreements and/or arrangements for the sale of the Products;

(xvii) written confirmation from the Disbursement Agent that the Contributed Capital has been deposited by or on behalf of Borrower into the Contributed Capital Construction Account for application in accordance with this Agreement and the Disbursement Agreement;

(xviii) written confirmation from the Disbursement Agent that the Sub-Debt has been deposited by or on behalf of Borrower into the Sub-Debt Construction Account for application in accordance with this Agreement and the Disbursement Agreement;

(xix) evidence that Borrower and Borrower GP have appointed the Process Agent to serve as a designated agent to accept service of legal process until the scheduled Term Loan Maturity Date and that the Process Agent has accepted such appointment;

(xx) the Closing Pro Forma incorporating, to the Administrative Agent’s satisfaction, the results of the Administrative Agent’s due diligence based on information provided by Borrower, the reports of Lenders’ Counsel, the Engineer and other consultants and the terms and conditions imposed by the Project Documents, showing annual Net Operating Cash for the ten years following the Closing Date and available for debt service on the Term Loans sufficient (in the Administrative Agent’s sole determination) to produce an average Debt Service Coverage Ratio, measured on a calendar year basis from the First Repayment Date through the Term Loan Maturity Date of at least 3.0 to 1.0 and for Borrower to comply with the financial covenants of this Agreement, including maintenance of the Minimum Working Capital;

(xxi) such documentation and information requested by the Administrative Agent that are necessary (including the names and addresses of each Panda Party) for the Administrative Agent and the Lenders to identify each Panda Party in accordance with the requirements of the Patriot Act (including the “know your customer” and similar regulations thereunder);

(xxii) the notice to proceed has been issued by Borrower pursuant to Sections 4.08 and 5.01 of the EPC Contract with respect to full commencement of the Work (as defined thereunder);

(xxiii) the Commodity Management Plan has been approved by the Administrative Agent; and

(xxiv) such other assurances, instruments or undertakings as any of the Agents may reasonably request.

(b) Since May 17, 2006, no act, event or circumstance has occurred with respect to the Project, any Panda Party or any Project Party which has had or could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the availability or pricing of financing for the Project.

(c) All Taxes, fees and expenses required to be paid by Borrower on or before the Closing Date have been paid.

(d) All Documents executed by Borrower on or prior to the Closing Date are in full force and effect, Borrower and the Project Parties are in full compliance with all covenants and provisions thereof, and no breach or event of default (or any event that could become a breach or event of default with the giving of notice or passage of time or both) has occurred and is continuing under any such Document.

(e) All representations and warranties of the Panda Parties contained in the Documents are true, correct and complete.

(f) The Project Documents executed by Borrower on or prior to the Closing Date or to which Borrower is otherwise a party include all agreements required for the development, construction, ownership and operation of the Project, other than those agreements that the Administrative Agent does not require to be in place on the Closing Date and that the Administrative Agent is satisfied, on the basis of evidence provided by Borrower, will be obtainable and entered into in the ordinary course of business prior to the time required, and such Project Documents conform in all material respects with the Closing Pro Forma and are sufficient to permit the Project to operate in a manner that will not violate the Required Approvals or the manufacturer’s normal operating parameters and such that the Project will be able to achieve the financial results projected in the Closing Pro Forma.

(g) All Required Approvals necessary for the construction and operation of the Project and the performance by Borrower and the Project Parties of all of their obligations under the Project Documents in effect on the Closing Date have been obtained and are listed on Schedule 3.1(g), except for those that are obtainable only at a later stage and which the Administrative Agent is satisfied, on the basis of evidence provided by Borrower, will be obtainable in the ordinary course of business prior to the time required, and all obtained Required Approvals are in full force and effect, not subject to any onerous or unusual condition and are satisfactory to the Administrative Agent in its sole discretion.

(h) There is no pending or threatened litigation, investigation or other proceeding (i) relating to the Project (including relating to the release of any Hazardous Substance or any contingent liability of Borrower or the Project Parties in connection with the release of any Hazardous Substance) or (ii) that could reasonably be expected to have a Material Adverse Effect.

(i) The Project has not suffered a material Loss and no material portion of the Project is subject to pending or threatened condemnation or appropriation proceedings.

(j) No order, judgment or decree of any Government Instrumentality enjoins or restrains the Administrative Agent or any Lender from entering into and performing its obligations under this Agreement.

(k) All Required Insurance has been obtained and is in full force and effect and is not subject to cancellation and no Person other than Borrower, the Administrative Agent and the Lenders has any right or interest in, to or under any Required Insurance other than pursuant to the Project Documents.

(l) A First-Priority security interest in the Collateral has been created and perfected, and will continue to be perfected, in favor of the Administrative Agent (or the Collateral Agent with respect to the Shared Collateral), in all relevant jurisdictions, and there are no Liens on the Collateral other than Permitted Liens. The Administrative Agent has received all items of Collateral in which a security interest is perfected by possession, including the certificates evidencing all of the partnership interests in Borrower and the related transfer powers.

(m) Each of the Project Documents pertaining to the Site (or memoranda thereof), the Mortgage and the Financing Statements have been duly recorded, published, registered and filed (or arrangements for such recording, publishing, registering and filing have been made), in such manner and in such places as are necessary or appropriate to publish notice thereof and to protect the validity and effectiveness thereof and to establish, create, perfect, preserve and protect the rights of the parties thereto and their respective successors and assigns, and all Taxes, fees and other charges in connection with such recording, publishing, registration and filing of such Project Documents or any memoranda thereof, the Mortgage and the Financing Statements have been paid, or caused to be paid, by Borrower.

(n) No Project Party is the subject of a Bankruptcy Event.

Section 3.2 Conditions Precedent to the First Term Loan Funding Date for Tranche A Term Loans. The obligation of the Lenders to make Tranche A Term Loans in accordance with Section 2.2(a) is subject to the satisfaction of each of the following conditions precedent:

(a) The Administrative Agent has received each of the following, in each case in form and substance satisfactory to the Administrative Agent:

(i) each Financing Document required by the Administrative Agent in its sole discretion to be delivered on the first Term Loan Funding Date, executed and delivered by each of the parties thereto;

(ii) the Tranche A Term Loan Notes and the LC Borrowing Notes, executed by Borrower;

(iii) a certificate of the manager or an officer of the Borrower GP certifying that:

(A) all Documents executed by Borrower on or prior to the first Term Loan Funding Date are in full force and effect; Borrower and, to the Knowledge of Borrower, the Project Parties, are in compliance with all covenants and provisions thereof, and no breach or event of default (including any Event of Default) (or any event that would become a breach or event of default, or an Event of Default, with the giving of notice or the passage of time or both) has occurred and is continuing under any such Document;

(B) all representations and warranties of the Panda Parties contained in the Financing Documents to which each of them is a party are true, correct and complete; and

(C) no act, event or circumstance has occurred with respect to the Project or Borrower or, to the Knowledge of Borrower, the Project Parties, which has had or could reasonably be expected to have a Material Adverse Effect;

(iv) certified copies of all Project Documents in effect on the first Term Loan Funding Date that have not previously been provided to the Administrative Agent;

(v) copies of all Required Approvals obtained on or prior to the first Term Loan Funding Date by or on behalf of Borrower that have not previously been provided to the Administrative Agent;

(vi) a certificate of the Engineer, dated the first Term Loan Funding Date, in the form of Exhibit 3.2(a)(vi) attaching copies of the Construction Budget and the Construction and Draw Schedule received from Borrower and certifying that, to the best of its Knowledge:

(A) all Required Approvals capable of being obtained as of the first Term Loan Funding Date have been obtained and all other Required Approvals that are not possible to obtain as of such date will be obtained as and when needed in the ordinary course of business; and

(B) the Engineer is not aware of any event that has occurred that could cause the Project not to be completed on or before the date contemplated by the Construction and Draw Schedule; and

(vii) such other assurances, instruments or undertakings as the Administrative Agent may reasonably request.

(b) The Project Documents to which Borrower is a party on or prior to the first Term Loan Funding Date include all agreements required for the development, construction, ownership and operation of the Project, other than those agreements that the Administrative Agent does not require to be in place on the first Term Loan Funding Date and that the Administrative Agent is satisfied, on the basis of evidence provided by Borrower, will be obtainable in the ordinary course of business prior to the time required, and such Project Documents conform in all material respects with the Closing Pro Forma and are sufficient to permit the Project to operate in a manner that will not violate the Required Approvals or the manufacturer’s normal operating parameters and such that the Project will be able to achieve the financial results projected in the Closing Pro Forma.

(c) All Documents executed by or on behalf of Borrower on or prior to the first Term Loan Funding Date are in full force and effect, Borrower, the Borrower Partners and the Project Parties are in full compliance with all covenants and provisions thereof, and no breach or event of default (or any event that could become a breach or event of default with the giving of notice or passage of time or both) has occurred and is continuing under any such Document.

(d) All representations and warranties of the Panda Parties contained in the Financing Documents are true, correct and complete.

(e) No act, event or circumstance has occurred with respect to the Project, Borrower, the Borrower Partners, any Project Party or otherwise, including any amendment or any proposed amendment to permitting, licensing or other regulatory requirements or any Project Document, which has had or could reasonably be expected to have a Material Adverse Effect.

(f) No Default or Event of Default has occurred and is continuing.

(g) There is no pending or threatened litigation, investigation or other proceeding (1) relating to the Project (including relating to the release of any Hazardous Substance or any contingent liability of Borrower or the Project Parties in connection with the release of any Hazardous Substance) or (2) that could reasonably be expected to have a Material Adverse Effect.

(h) All Required Approvals necessary for the construction and operation of the Project and the performance by Borrower and the Project Parties of all of their obligations under the Project Documents in effect on the first Term Loan Funding Date have been obtained except for those that are obtainable only at a later stage and which the Administrative Agent is satisfied, on the basis of evidence provided by Borrower, will be obtainable in the ordinary course of business prior to the time required, and all obtained Required Approvals are in full force and effect, not subject to any onerous or unusual condition and are satisfactory to the Administrative Agent in its sole discretion.

(i) The Project has not suffered a material Loss (unless such Loss has been remedied to the satisfaction of the Administrative Agent) and no material portion of the Project is subject to pending or threatened condemnation or appropriation proceedings.

(j) No order, judgment or decree of any Government Instrumentality enjoins or restrains any Lender from making the requested Loan or the LC Fronting Bank from issuing the Letter of Credit.

(k) All Taxes, fees and expenses required to be paid by Borrower on or before the first Term Loan Funding Date have been paid.

(l) All deposits required to be made to the Accounts pursuant to the Disbursement Agreement have been made.

(m) Evidence that no condition precedent to the transfer by the Underwriter of the Bond Proceeds to the Trustee and the deposit by the Trustee of such Bond Proceeds into the Bond Accounts is required to be satisfied, other than the issuance of the Letter of Credit by the LC Fronting Bank.

(n) The conditions in this Section 3.2 shall have been satisfied prior to the date that is 90 days after the Closing Date.

Section 3.3 Conditions Precedent to the First Term Loan Funding Date for Tranche B Term Loans. The obligation of the Tranche B Lenders to make the first Tranche B Term Loans is subject to the satisfaction of each of the following conditions precedent:

(a) The conditions precedent to the Term Loan Funding Date for Tranche A Term Loans and the issuance of the Letter of Credit have been satisfied and the Letter of Credit has been issued.

(b) The Administrative Agent has received the Tranche B Term Loan Notes, executed by Borrower.

Section 3.4 Conditions Precedent to the First Working Capital Loan Funding Date. The obligation of the Working Capital Lenders to make the first Working Capital Loans is subject to the Administrative Agent’s receipt of the following, in each case in form and substance satisfactory to the Administrative Agent:

(a) the Working Capital Loan Notes, executed by Borrower; and

(b) a Borrowing Base Certificate, executed by Borrower, together with supporting schedules.

Section 3.5 Conditions Precedent to each Funding Date. The obligation of the Lenders to make Loans on any Funding Date (including the first Funding Dates for any Loan) is subject to the satisfaction of each of the following conditions precedent:

(a) The Administrative Agent has received a Notice of Borrowing with all attachments thereto, sent in compliance with Section 2.2(e) and executed by Borrower.

(b) Each representation and warranty set forth in Article IV is true and correct in all material respects as if made on such date (or if such representation and warranty relates solely as of an earlier date, as of such earlier date).

(c) No Event of Default or Default has occurred and is continuing or will result from the funding of such Loan.

(d) Each Document and each Required Approval that is then required to be in effect remains in full force and effect.

(e) No event or circumstance having a Material Adverse Effect has occurred (except as is no longer continuing or has been waived by the Majority Lenders).

(f) No (i) Major Project Party is the subject of a Bankruptcy Event, and (ii) no Project Party is the subject of a Bankruptcy Event that could reasonably be expected to have a Material Adverse Effect.

(g) If the Funding Date is not the first Funding Date for the Tranche A Loans, and such Loan is a Term Loan, the Administrative Agent has received a certificate of the Engineer, substantially in the form of Exhibit 3.5(g), dated the applicable Term Loan Funding Date, certifying that (i) the progress of construction of the Project is substantially in accordance with the Construction and Draw Schedule and in conformity and compliance with the Construction Budget and the Construction Contracts, (ii) the Project is reasonably expected to achieve Substantial Completion by January 16, 2008, (iii) the Project is reasonably expected to achieve Final Acceptance on or before June 13, 2008, and (iv) Borrower has sufficient funds necessary to achieve Completion.

(h) If such Loan is a Working Capital Loan, the Administrative Agent has received a Borrowing Base Certificate, executed by Borrower, together with supporting schedules.

Section 3.6 Conditions Precedent to the Issuance of the Letter of Credit. The obligation of the LC Fronting Bank to issue the Letter of Credit is subject to the satisfaction of each of the following conditions precedent:

(a) The conditions precedent to the issuance of the Letter of Credit, as set forth in the Reimbursement Agreement, have been satisfied.

(b) The conditions precedent to the Term Loan Funding Date for the Tranche A Term Loans have been satisfied.

(c) Evidence that the Underwriter shall have transferred the Bond Proceeds to the Trustee and no condition precedent to the deposit by the Trustee of such Bond Proceeds into the Bond Accounts is required to be satisfied, other than the issuance of the Letter of Credit by the LC Fronting Bank.

Section 3.7 Conditions Precedent to Withdrawals from the Security Accounts. The obligation of the Disbursement Agent to withdraw funds from any Security Account shall be subject to the conditions set forth in the Disbursement Agreement, including the receipt by the Disbursement Agent and the Administrative Agent of a Construction Draw Request or a Distribution Request, as applicable.

Section 3.8 No Waiver. The failure of the Administrative Agent to require satisfaction of any condition precedent set forth in this Article III, or the funding of any Loan despite the failure of Borrower to satisfy any such condition precedent, will not constitute a waiver of such condition precedent unless the Administrative Agent so states in writing. A waiver by the Administrative Agent of any condition precedent in connection with the funding of any Loan will not affect the applicability of such condition precedent to the funding of subsequent Loans.

Section 3.9 Location of Closings. The various closings of the loan transactions contemplated hereunder will take place at the office of the Lenders’ Counsel in New York, New York.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. Borrower represents and warrants to the Administrative Agent and the Lenders on and as of each date on which such representations and warranties are required to be made pursuant to Article III as follows:

(a) Existence; Authority. It is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to do business as a foreign limited partnership and is in good standing in the State of Texas and in each other jurisdiction in which such qualification is necessary or desirable in view of its current or proposed business and operations or the ownership of its properties. It has all necessary rights, franchises and privileges and full power and authority to execute, deliver and perform the Documents to which it is a party, to design, construct, own and operate the Project and to conduct its business as currently conducted and as proposed to be conducted. It has taken all necessary action to execute, deliver and perform the Documents to which it is a party and such Documents have been duly executed and delivered by it and constitute the legally valid and binding obligations of it, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by general principles of equity.

(b) Capitalization. The ownership interests in Borrower are as set forth in the Organizational Documents provided to the Administrative Agent pursuant to Article III. All of such ownership interests are duly and validly issued and are subject to no Liens other than the Liens in favor of the Administrative Agent created by the Pledge Agreements. There are no other ownership or equity interests in Borrower, rights to acquire or subscribe for any such interests or securities or instruments convertible into or exchangeable or exercisable for any such interests.

(c) Business and Contractual Obligations. Borrower is a single-purpose entity formed for the sole purpose of designing, constructing, owning and operating the Project and performing its obligations under the Documents. Borrower has engaged in no business or activity and incurred no liability or expense to any Person except for those contemplated by the Documents. Except for the Documents, Borrower is not a party or subject to any Contractual Obligation with respect to any of the Collateral. Borrower has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable for (including liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) the indebtedness or obligations of any other Person except pursuant to a Financing Document. Borrower has not made any loan or advance to any Person and does not own or hold capital stock, securities, debt, assets or obligations of, or any interest in, any Person.

(d) Name, Address and Records. The name of Borrower set forth in the first paragraph of this Agreement is the true, correct and complete name of Borrower, and Borrower does not conduct business under any other name or tradestyle. The legal address of Borrower and the address of the principal place of business and chief executive office of Borrower is 4100 Spring Valley Road, Suite 1001, Dallas, Texas 75244. Borrower keeps all of its records and all documents evidencing or relating to its Contractual Obligations at such address. Borrower has no property or other assets at any other address other than as listed in the Security Agreements.

(e) No Violations, Defaults or Liens.

(i) Borrower is not (A) in violation of any Law (including Environmental Laws), (B) in violation of or default under its Organizational Documents, (C) in default under any Financing Document or Bond Document (D) in violation of or default under any Contractual Obligation (other than the Financing Documents and the Bond Documents), except to the extent as could not reasonably be expected to have a Material Adverse Effect. Borrower is not a party to or affected by any charter, bylaw, partnership agreement or other constituent document or any Contractual Obligation that could have a Material Adverse Effect.

(ii) To the Knowledge of Borrower, no Project Party (A) is in violation of any Law (including Environmental Laws), (B) is in violation of or default under its charter, bylaws, operating agreement, partnership agreement or other organizational documents or (C) is in default under any Project Document or any other Contractual Obligation, except to the extent as could not reasonably be expected to have a Material Adverse Effect.

(iii) No Event of Default has occurred and is continuing.

(iv) Borrower is the legal and beneficial owner of, and has good, marketable and valid title to, the Collateral (except for the Collateral pledged pursuant to the Pledge Agreements). None of the Collateral is subject to any Lien other than Permitted Liens. No effective mortgage, deed of trust, financing statement, security agreement or other similar instrument which is not a Security Document is on file or of record in the office of any Government Instrumentality with respect to any Collateral other than with respect to Permitted Liens.

(v) The execution, delivery and performance of the Documents to which any of the Panda Parties are parties do not and will not (A) violate any Law (including Environmental Laws), (B) violate, or result in a default under, the Organizational Documents of any such Person, (C) violate, or result in a default under, any Document or any other Contractual Obligation, (D) result in or require the creation or imposition of any Lien (other than Permitted Liens) on the Collateral or other property of Borrower and Borrower Partners or (E) require an Approval from any Person that has not been obtained or that will not be obtained in due course.

(f) Required Approvals. Borrower has obtained and is in compliance with all Required Approvals required to be obtained at or prior to the time this representation is made and in order for the Project, Borrower, the Administrative Agent and the Lenders and their respective activities to be in compliance with applicable Law. Borrower has no reason to believe that any Required Approval not yet obtained cannot or will not be obtained in the normal course of business as and when required and without significant expense. Borrower has provided the Administrative Agent with a true, correct and complete copy of each Required Approval required to be obtained at or prior to the time this representation and warranty is made. All Required Approvals obtained by Borrower (i) are validly issued, (ii) are in full force and effect, (iii) are free from any condition or requirement that cannot be met or that could reasonably be expected to have or result in a Material Adverse Effect and (iv) are not the subject of a current challenge and are not subject to any onerous or unusual conditions. No adverse proceeding or other action is pending or to Borrower’s Knowledge threatened with respect to any Required Approval and all information provided in connection with each Required Approval was on the date provided and is on the date hereof true, correct and complete in all material respects. The Administrative Agent will be entitled, without undue expense or delay, to the benefit of each Required Approval upon the exercise of its remedies under the Security Documents.

(g) Project Documents.

(i) The Project Documents listed in Schedule 4.1(g) include all agreements required at the time this representation and warranty is given for the design, construction, ownership, operation and maintenance of the Project as contemplated by the Documents and the Closing Pro Forma. The copies of all such Project Documents provided to the Administrative Agent by Borrower are true, correct and complete. Borrower has or will have enforceable agreements or other satisfactory arrangements that ensure the availability, on commercially reasonable terms, of all feedstock, utilities, transportation, facilities, infrastructure, interconnections, materials and services necessary at the time this representation and warranty is given for the design, construction, ownership, operation and maintenance of the Project as contemplated by the Documents.

(ii) The Project, when constructed and operated in accordance with the Project Documents, will comply in all material respects with all applicable Laws, all Required Approvals and Prudent Ethanol Industry Practices.

(iii) The legal description of the Site set forth in the Mortgage is true and correct. Borrower has good and indefeasible title (subject to Permitted Liens) to all easements and other property interests necessary for the construction, ownership, operation and maintenance of the Project as contemplated by the Documents, including all rights of access, ingress, egress and interconnection.

(h) Intellectual Property. Borrower owns, or is licensed to use, or will own or license to use, all patents, trademarks, service marks, licenses, franchises, trade names, tradestyles, copyrights, technology, formulas, know-how and processes used in, to be used in or necessary for the construction, ownership or operation of the Project or for the current or proposed conduct of its business. To Borrower’s Knowledge, the use of such patents, trademarks, trade names, tradestyles, copyrights, technology, know-how and processes by Borrower does not and will not injure or infringe upon the rights of any Person. Borrower has obtained all required licenses for and consents to the transactions contemplated by the Documents from all Persons with rights in or to any of such patents, trademarks, service marks, licenses, franchises, trade names, tradestyles, copyrights, technology, formulas, know-how or processes.

(i) Taxes.

(i) There is no Tax and, to Borrower’s Knowledge, there are no pending, Taxes payable by or imposed on Borrower by virtue of the execution, delivery, performance or enforcement of the Documents or on any payment to be made by Borrower under the Financing Documents, other than normal transfer taxes and customary income taxes payable by Borrower on its income in the jurisdictions in which such income is earned.

(ii) Borrower has filed in a timely manner (including any applicable extensions) all Tax returns required by Law and has paid when due all Taxes imposed on it or on its properties, other than Taxes being contested in good faith by appropriate proceedings with proper reserves established in accordance with GAAP.

(j) Financial Statements.

(i) All financial statements of Borrower and each other Person (as well as all notes and schedules thereto) furnished to the Administrative Agent are true, complete and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP (except as otherwise stated therein) and show all liabilities, direct and contingent, of Borrower and such Persons required to be shown under

GAAP. Each balance sheet fairly presents the financial condition of Borrower and such Persons indicated as at the dates thereof, and each profit and loss and surplus (deficit) statement fairly presents the results of the operations of Borrower and such Persons indicated for the periods indicated. There has been no change in the business, condition or operations (financial or otherwise) of Borrower or such Persons since May 17, 2006, which could reasonably be expected to have a Material Adverse Effect, and Borrower knows of no reasonable basis for the assertion against it or such Persons of any obligation or liability that is not fully reflected in the financial statements furnished to the Administrative Agent.

(ii) The Pro Forma Balance Sheet for Borrower is true, correct and complete in all material respects and fairly presents the information contained therein as at the Closing Date and Borrower’s good-faith estimate of the information contained therein as at the date of such Balance Sheet. Borrower has no material liability, contingent or otherwise, including any liability for Taxes, or any unusual forward or long-term commitment which is not disclosed by, or reserved against in, the Pro Forma Balance Sheet or in the notes thereto which under GAAP is of a nature and an amount required to be so disclosed or reserved. There are no unrealized or anticipated losses from any unfavorable commitments of Borrower that could reasonably be expected to have a material adverse effect on the business, condition or operations (financial or otherwise) of Borrower.

(k) Construction Budget. The Construction Budget (i) has been prepared with due care, (ii) is complete in all material respects and fairly presents Borrower’s good faith expectations as at the date of such document as to the matters covered thereby, (iii) is based on reasonable assumptions as to the factual and legal matters material to the estimates therein, and (iv) is consistent with the Documents. The Construction Budget accurately specifies and describes all Qualified Project Construction Expenses. As of the Closing Date there are no material Qualified Project Construction Expenses (including anticipated Taxes) that are not included in the Construction Budget.

(l) No Proceedings. There is no pending or, to Borrower’s Knowledge, threatened action, suit, litigation, investigation, arbitration or other proceeding involving or affecting Borrower or its properties or assets or, to the Knowledge of Borrower, any Project Party or any of their respective properties or assets, before any Government Instrumentality which could reasonably be expected to result in a Material Adverse Effect. None of Borrower or its properties or assets or, to the Knowledge of Borrower, any Project Party or any of their respective properties or assets, is subject to any order, writ or injunction which prohibits, enjoins or limits any aspect of the transactions contemplated by the Documents or which could reasonably be expected to result in a Material Adverse Effect.

(m) No Broker’s Fees. Borrower has no obligation (direct, indirect, contingent or otherwise) to pay any fee, commission or compensation to any broker, finder or intermediary with respect to or as a result of any transaction contemplated by the Documents except as has been previously disclosed to the Administrative Agent.

(n) Environmental Matters. Except as set forth in the reports delivered to the Administrative Agent pursuant to Section 3.1(a)(xii):

(i) To Borrower’s Knowledge, no Hazardous Substance exists on, under or about the Project or the Site in violation of any Environmental Law, and the Project, the Site, Borrower and the Project Parties (in such respects as relate to the Project) are in compliance with all Environmental Laws, except to the extent that such noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(ii) To Borrower’s Knowledge, no Hazardous Substance has at any time been transported to or from the Site or used, generated, manufactured, handled, processed, stored, released, transported, removed, disposed of or cleaned up on, from, under or about the Site in violation of any Environmental Law except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(iii) To Borrower’s Knowledge, there has occurred no release or threatened release of any Hazardous Substance on, under, onto, adjacent to or from the Site except to the extent that such release could not reasonably be expected to result in a Material Adverse Effect.

(iv) There are no past, current, pending or threatened Environmental Claims in writing in any way relating to Borrower, any Project Party (to Borrower’s Knowledge and in such respects as relate to the Project or the Site) or the Project or the Site.

(v) There are no facts, circumstances, conditions or occurrences known to Borrower regarding the Project or the Site that could reasonably be expected to form the basis of an Environmental Claim or cause the Project or the Site to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law applicable to the Project or require the filing or recording of any notice, Approval or disclosure document under any Environmental Law, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(vi) Neither the Project nor the Site is listed on or proposed for listing on the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the regulations promulgated pursuant thereto or any state priority list promulgated pursuant to any comparable state law. To Borrower’s Knowledge, no Hazardous Substances have been generated at or transported from the Project or the Site or been disposed at any location that is listed or proposed for listing on the National Priority List or any state priority list or any location that is or has been the subject of a clean-up or remedial action pursuant to any Environmental Law, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(vii) None of Borrower nor, to the Knowledge of Borrower, the Project Parties, have received any written or other notice, mandate, order, lien or request which remains pending under an Environmental Law relating to a violation or an alleged violation of any Environmental Law or potential Environmental Claim, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(viii) Borrower has obtained all necessary Approvals to operate the Project, except for those Approvals that are obtainable only at a later date which Borrower reasonably expects to obtain in the normal course of business, and such approvals that have been obtained are: (a) in full force and effect; and (b) allow the Project to produce 105 million gallons per year of denatured ethanol without exceeding any emission limits or requiring any offsets to be acquired.

(o) No Adverse Events.

(i) No material Loss has occurred.

(ii) To Borrower’s Knowledge, no portion of the Project or the Site is subject to a pending or threatened (in writing) condemnation or appropriation proceeding.

(iii) Neither Borrower nor any Panda Party is party to or affected by any charter, certificate of incorporation, bylaw, certificate of formation, operating agreement, partnership agreement or other constituent document or any Contractual Obligation that could reasonably be expected to result in a Material Adverse Effect.

(p) ERISA. None of Borrower or the ERISA Affiliates of Borrower sponsors, maintains, administers, contributes to, participates in or has any obligation to contribute to or any liability under any Plan.

(q) Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering any employees of Borrower and none of Borrower or, to the Knowledge of Borrower, any Major Project Party has experienced any strike, walkout, work stoppage or other labor action or disturbance during the past five years, other than the EPC Contractor. No Major Project Party is experiencing any strike, walkout, work stoppage or other labor action or disturbance that is reasonably likely to cause a Material Adverse Effect.

(r) Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(s) Use of Proceeds.

(i) The proceeds of the Loans, the Bonds and the Letter of Credit have been and will be used only for the purposes described in Section 2.7 and in accordance with the requirements and conditions of this Agreement.

(ii) Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Loan or LC Borrowing will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

(iii) No proceeds of any Loan or LC Borrowing will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(t) Bank Accounts. Borrower does not maintain any account or deposit with any bank or other depository institution other than (i) the Security Accounts created under the Disbursement Agreement, (ii) the Bond Accounts created under the Bond Indenture, (ii) Borrower’s deposit account with the Local Bank (provided, that it shall not have deposits in excess of $50,000 at any time, (iii) the Trading Account, and (iv) the Operating Account (provided that the Operating Bank executes a Control Agreement).

(u) Enforceability; No Immunity. The descriptions of the Collateral contained in the Security Documents are true, correct and complete and are sufficient to describe the Collateral and to create, attach and perfect the Liens intended to be created by the Security Documents. All necessary and appropriate deliveries, notices, recordings, filings and registrations have been effected to perfect First-Priority Liens on the Collateral in favor of the Administrative Agent (or in favor of the Collateral Agent in the case of the Shared Collateral) in all relevant jurisdictions, and the Administrative Agent or the Collateral Agent for the benefit of the Lenders have and will continue to have until all Obligations to the Senior Secured Parties have been paid in full and the Administrative Agent’s Liens have been released, duly and validly created, attached, perfected and enforceable First-Priority Liens on the Collateral in all relevant jurisdictions.

(v) Full Disclosure. No written information, exhibit or report furnished to the Administrative Agent by Borrower or on behalf of Borrower in connection with the transactions contemplated by this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading.

(w) Insurance. Borrower is in compliance, to the extent applicable to it, with all requirements set forth in the Documents to maintain insurance, including Required Insurance.

(x) Solvency. As of the Closing Date, each Panda Party has (i) not entered into this Agreement or any other Document with the actual intent to hinder, delay or defraud any creditor and (ii) received reasonably equivalent value in exchange for its obligations under such Documents. The value of Borrower’s assets is and will, immediately following the Closing Date, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Indebtedness as such Indebtedness becomes absolute and matured. Borrower’s assets do not and, immediately following the Closing Date will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. As of the Closing Date, no Bankruptcy Event has occurred with respect to any Panda Party in the last seven (7) years, and none of Borrower or any Panda Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower or any Panda Party is contemplating either the filing of a petition by it under any State or Federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and Borrower has no actual Knowledge of any Person contemplating the filing of any such petition against it or any indirect or direct owner of Borrower or any other Panda Party.

(y) Foreign Assets Control Regulations, Etc.; Patriot Act

(i) The use of the proceeds of the Loans and the LC Borrowings by Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(ii) Borrower (A) is not and will not become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and Borrower does not engage in dealings or transactions with any such Persons or entities; and (B) is not in violation of the Patriot Act.

(z) Scheduled Substantial Completion. As of the Closing Date, consistent with the Construction Budget and the Construction and Draw Schedule, Substantial Completion is achievable on or before January 16, 2008.

Section 4.2 Survival. The representations and warranties of Borrower and the Borrower Partners contained in the Financing Documents or made by Borrower or the Borrower Partners in any certificate, notice or report delivered pursuant to any

Financing Document will survive the Closing Date, the making and repayment of all Obligations to the Senior Secured Parties and any transfer or assignment of any Note, but will terminate upon the indefeasible payment in full of the Loans, the LC Borrowings and all other Obligations due and payable under the Financing Documents.

ARTICLE V

COVENANTS

Section 5.1 Affirmative Covenants. Borrower covenants and agrees that, for so long as any Lender has any Commitment outstanding hereunder and until the indefeasible payment in full of the Notes and all amounts payable by Borrower and any other Person under the Financing Documents and until the occurrence of the Expiry Date, in connection with the Letter of Credit, it will perform and observe each of the following covenants, unless (and then only to the extent) compliance with such covenant has been waived pursuant to Section 8.5:

(a) Existence; Business. It will preserve and maintain its limited partnership existence, rights, franchises and privileges and remain in good standing in the jurisdiction of its formation, and qualify and remain qualified as a foreign limited partnership in good standing in each jurisdiction in which such qualification is necessary or desirable in view of its current or proposed business and operations or the ownership of its properties. It will engage in no business or activity or incur no liability or expense to any Person except for the construction and operation of the Project and as otherwise contemplated by the Documents.

(b) Compliance with Laws, Approvals and Obligations. It will comply with, and will cause the Project to be constructed and operated in compliance in all material respects with all applicable Laws, all Required Approvals, the Documents, its other Contractual Obligations and Prudent Ethanol Industry Practices. It will perform its obligations under the Documents and each of its other Contractual Obligations in all material respects and will diligently enforce all of its rights under the Project Documents and under all Guarantees, warranties and indemnities in its favor or relating to the Project or any component thereof. It will satisfy before the same become delinquent all Claims (including all Claims for labor, services, materials and supplies and other amounts due under its Contractual Obligations) other than Claims being contested in good faith by appropriate proceedings with proper reserves established which do not result in the imposition of a Lien prohibited by Section 5.2(f) or otherwise result in a Material Adverse Effect. It will obtain and maintain in full force and effect all Required Approvals required from time to time and at any time for the execution, delivery, performance, admission into evidence or enforcement of the Documents or the development, construction, ownership or operation of the Project as contemplated under the Documents. It will furnish the Administrative Agent with true, correct and complete copies of all Required Approvals upon receipt thereof.

(c) Title. Except as described in Section 3.05 of the Installment Sale Agreement, Borrower will maintain good and marketable or indefeasible title, as the case may be, to its fee interest in the Site and to its interests in the Project and the other

Collateral in which it has an interest and warrant and defend its fee interest in the Site and its title or other interest in the Project and the other Collateral against all Claims that do not constitute Permitted Liens.

(d) Collateral. Borrower will take all actions necessary to insure that, on and after the Closing Date, the Administrative Agent or the Collateral Agent, as the case may be, has and continues to have in all relevant jurisdictions, duly and validly created, attached, perfected and enforceable First-Priority Liens on the Collateral (including after-acquired Collateral). It will deliver possession of any Collateral to the Administrative Agent or the Collateral Agent, as the case may be, or their designated agents, immediately upon acquiring rights therein to the extent the Administrative Agent or the Collateral Agent, as the case may be, is required to perfect its security interest in such Collateral by taking possession thereof. It will also maintain the title insurance policies delivered to the Administrative Agent pursuant to Article III.

(e) Construction.

(i) Borrower will cause the Project to be constructed and completed in accordance with the Plans and Specifications, the Construction Budget and the Construction and Draw Schedule. Only new, first-quality components will be used in constructing and equipping the Project except as may be otherwise agreed by the Administrative Agent in consultation with the Engineer. The Project will be constructed entirely on the Site and in a manner so as not to injure or encroach upon the property or rights of any other Person except for those portions of the Project that are located on the property of others pursuant to easements granted to Borrower by such Persons.

(ii) Borrower will give the Administrative Agent and the Engineer at least six (6) Business Days’ prior written notice of each performance test to be conducted under the EPC Contract and the Administrative Agent, the Engineer and their respective agents and representatives will be afforded the opportunity to observe and verify each such test. Completion will not be deemed to have been achieved until the Engineer determines that it has been achieved. Borrower will give the Administrative Agent and the Engineer at least six (6) Business Days’ prior written notice of the occurrence of each of Completion and Final Acceptance.

(f) Maintenance and Operation. Borrower will maintain and preserve the Project and all of its other assets and properties in good working order and condition, ordinary wear and tear excepted. Prior to July 10, 2007, it will develop an overhaul, maintenance and repair plan with respect to the Project for the period from Completion through the Term Loan Maturity Date, which must be approved by the Administrative Agent in consultation with the Engineer. Borrower will comply in all material respects with such overhaul, maintenance and repair plan (including the maintenance of appropriate spare parts, inventories and redundancies, which shall be included therein), comply with all warranties and maintenance recommendations and requirements of manufacturers and vendors of component parts of the Project, promptly correct any material structural or other defect in the Project or any material deviation from the Plans and Specifications, and make all repairs, alterations, additions and replacements necessary for the Project (i) to operate safely and to meet, in all material respects, the requirements of all applicable Laws, all Required Approvals, the Documents, the other Contractual Obligations of Borrower and Prudent Ethanol Industry Practices, and (ii) to operate at least at the operating levels set forth in the Closing Pro Forma (unless the Engineer shall have concluded, after consultation with Borrower, that operating at such levels would not be commercially reasonable or appropriate for the Project, taking into account Prudent Ethanol Industry Practices.

(g) Operating Plan and Budget. Not later than sixty (60) days prior to the Completion Date, and not later than November 1 of each year thereafter, Borrower will submit to the Administrative Agent for approval, such approval not to be unreasonably withheld or delayed, a proposed Operating Plan and Budget for the next calendar year and a forecast of the operating profit of the Project for the next three (3) calendar years. Each proposed Operating Plan and Budget shall be subject to the reasonable approval of Administrative Agent acting in consultation with the Engineer. Failure by the Administrative Agent to approve or disapprove such proposed Operating Plan and Budget within sixty (60) days after receipt thereof shall be deemed to be an approval by the Administrative Agent of such proposed Operating Plan and Budget as the final Operating Plan and Budget. In the event that the Administrative Agent disapproves Borrower’s proposed Operating Plan and Budget within the time period specified above, until a new Operating Plan and Budget is agreed by Borrower and the Administrative Agent, Borrower shall operate and maintain the Project, or cause the Project to be operated and maintained, within amounts for any Budget Category not to exceed 110% (on a year-to-date basis) of the amounts budgeted therefor as set forth in the then current Operating Plan and Budget as previously approved or deemed approved by Administrative Agent; provided, that (i) expenditures for corn and other feedstocks, natural gas, denaturant and other items dependent on the operation of the Project shall be adjusted for purposes of this Section 5.1(g) to the extent the actual operation of the Project differs from that assumed in the then applicable Operating Plan and Budget, and to the extent that prices paid for such items differ from those assumed in the then applicable Operating Plan and Budget, (ii) expenditures under any Major Project Documents shall be increased by the amount of any cost adjustments provided in such Major Project Documents, and (iii) Borrower may propose an amendment to the then current Operating Plan and Budget for Administrative Agent’s approval (which proposal Administrative Agent shall consider in good faith) if at any time Borrower cannot reasonably maintain, using its best efforts, the amounts for any Budget Category within the 110% limitations for such year. Borrower will have the right to revise any Operating Plan and Budget from time-to-time with the prior written approval of the Administrative Agent, which will not be unreasonably withheld or delayed. Once approved by the Administrative Agent, an Operating Plan and Budget or a revised Operating Plan and Budget will supersede all prior Operating Plans and Budgets and will continue in effect until a subsequent Operating Plan and Budget has been approved by the Administrative Agent.

(h) Intellectual Property. Borrower will obtain and maintain in full force and effect all patents, trademarks, service marks, licenses, franchises, trade names, tradestyles, copyrights, technology, formulas, know-how and processes to be used in or necessary for the construction, ownership and operation of the Project and for the current and proposed conduct of its business, and in its use thereof it will obtain all required licenses and consents and not injure or infringe upon the property or rights of any Person.

(i) Taxes. Borrower will file all Tax returns required by Law in a timely manner (including with applicable extensions) and will pay before the same become delinquent all Taxes imposed upon it or its properties, other than Taxes being contested in good faith by appropriate proceedings with proper reserves established which do not result in the imposition of a Lien prohibited by Section 5.2(f).

(j) Records and Inspection Rights. It will keep and maintain, and will cause the Operator to keep and maintain, true, correct and complete records and books of account, in which complete entries will be made in accordance with GAAP and applicable Law, reflecting all financial transactions of the Project, Borrower and the Operator. It will also keep and maintain true, correct and complete inventories of all Collateral in which it has an interest and records of all transactions relating thereto. All such records, books of account and inventories will be kept and maintained at its principal place of business or at the Site. At any reasonable time and from time to time during normal business hours and upon advance notice, it agrees to permit, and to cause the Operator to permit, the Administrative Agent, the Engineer and any agent or representative thereof, to examine and make copies of and abstracts from such records, books of account and inventories, to visit the Project and to discuss the affairs, finances and accounts of Borrower and the Project directly with its auditors and with any of its officers or managers. Borrower will at all times maintain at the Site or at its principal place of business a complete set of the current and as-built plans and specifications for the Project, which will be available for inspection by the Administrative Agent, the Engineer and their respective agents and representatives.

(k) Reporting Requirements. Borrower will furnish to the Administrative Agent:

(i) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Borrower, unaudited financial statements of Borrower, including the balance sheet of Borrower as of the end of such quarter, and profit and loss statements and statements of cash flows of Borrower for such quarter and for the elapsed portion of such fiscal year, in each case prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnote disclosures) and setting forth in comparative form the figures for the corresponding period of Borrower’s previous fiscal year, certified in a manner reasonably acceptable to the Administrative Agent by Borrower’s chief financial officer;

(ii) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, audited financial statements of Borrower, including the balance sheet of Borrower as of the end of such fiscal year, and profit and loss statements and statements of cash flows of Borrower for such fiscal year, in each case prepared in accordance with GAAP and setting forth in comparative form the figures for Borrower’s previous fiscal year, certified by independent certified public accountants who shall be one of the “Big Four” independent certified public accountants, and certified by the chief financial officer of Borrower in a reasonably manner acceptable to the Administrative Agent;

(iii) within fifteen (15) days after the last day of each calendar month prior to the Completion Date, a Monthly Construction Report in the form of Exhibit 5.1(k)(iii);

(iv) within fifteen (15) days after the last day of each calendar month after Completion, a monthly operations report in form and substance reasonably acceptable to the Administrative Agent;

(v) as soon as available, but not later than 15 days after the end of each month of each fiscal year, a Borrowing Base Certificate as of the last Business Day of the immediately preceding month;

(vi) at the same time as delivery of the Borrowing Base Certificate pursuant to clause (v) above, a schedule of Inventory as at the last day of the immediately preceding reporting period, in form and substance satisfactory to the Administrative Agent;

(vii) at the same time as delivery of the Borrowing Base Certificate pursuant to clause (v) above, a schedule of Accounts in form and substance satisfactory to the Administrative Agent, which schedule of Accounts shall include, inter alia, a summary as of the last day of the immediately preceding reporting period of the aging of Accounts;

(viii) promptly after the sending, filing or receipt thereof, a copy of each material report, notice, certificate, application, demand, request or other communication that Borrower sends to, files with or receives from any Government Instrumentality or Project Party or sends or receives pursuant to any Document that relates to any matter that could reasonably be expected to have a Material Adverse Effect;

(ix) promptly after the sending or receipt thereof, a copy of each notice, certificate, demand, request or other communication that Borrower sends to or receives from the Bond Trustee or Remarketing Agent;

(x) promptly after receipt thereof, copies of each Required Approval;

(xi) promptly after execution thereof, copies of the Contractual Obligations entered into after the Closing Date;

(xii) promptly upon receipt, a copy of any new Retainage Letter of Credit or amendment or supplement thereto, evidencing the increase in the stated amount of such Retainage Letter of Credit that is required by Section 11.10 of the EPC Contract; and

(xiii) such other information respecting the operations or condition (financial or otherwise) of the Panda Parties or the Project or the other Collateral as the Administrative Agent may from time to time reasonably request.

(l) Notice Requirements. Promptly and in any event within three (3) Business Days after Borrower obtains Knowledge thereof, Borrower will give the Administrative Agent written notice of the occurrence of any of the following:

(i) any Default or Event of Default;

(ii) any actual, proposed or threatened (in writing) termination, rescission or amendment of, waiver under or Claim with respect to any Project Document that could reasonably be expected to have a Material Adverse Effect;

(iii) any Loss that could reasonably be expected to reduce by more than ten percent (10%) the Project’s Net Operating Cash for the then-current calendar quarter;

(iv) any Material Adverse Effect or any event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(v) any pending or threatened (in writing) Claim, action, attachment, proceeding, suit, litigation, investigation or arbitration involving or affecting any Panda Party, any Project Party or any of their respective properties or assets (including the Project and the other Collateral) by any Person or before any Government Instrumentality that could reasonably be expected to have a Material Adverse Effect;

(vi) any termination, revocation, suspension or modification of any Required Approval or any action or proceeding that could reasonably be expected to result in any of the foregoing;

(vii) the receipt of any management letter or similar communication from Borrower’s auditors, or the resignation, discharge or change of Borrower’s auditors;

(viii) any Environmental Claim or any fact, circumstance or condition (including any release or spill of any Hazardous Substance) that could reasonably be expected to form the basis of an Environmental Claim with respect to any Panda Party, any Project Party (in connection with its obligations under the Documents) or the Project or any portion thereof or that could reasonably be expected to have a Material Adverse Effect;

(ix) any pending or threatened (in writing) condemnation or appropriation proceeding affecting the Project or any material portion thereof;

(x) any material dispute involving any Panda Party or any Project Party on the one hand and any Government Instrumentality or Project Party on the other hand (provided, that no notice need be given of a dispute between a Project Party and a Government Instrumentality unless such dispute could reasonably be expected to result in a Material Adverse Effect);

(xi) any event or claim of force majeure under any Project Document;

(xii) any forced outage (such as loss of electrical power for an extended period of time) with respect to the Project; or

(xiii) Borrower’s or any ERISA Affiliate’s adoption of or participation in any Plan, or intention to adopt or participate in any Plan.

Each notice delivered pursuant to this Section 5.1(l) must include reasonable details concerning the occurrence that is the subject of such notice as well as Borrower’s proposed course of action, if any. Delivery of a notice pursuant to this Section 5.1(l) will not affect Borrower’s obligations under any other provision of the Financing Documents.

(m) Security Accounts. Borrower will establish and maintain the Security Accounts required by the Disbursement Agreement.

(n) Insurance.

(i) Borrower will maintain, and will use commercially reasonable efforts to cause the EPC Contractor to maintain, all insurance described in Exhibit 5.1(n) (the “Required Insurance”) and, on each anniversary of the Closing Date, if there has been any change in coverage, will cause the Insurance Consultant to provide a letter to the Administrative Agent certifying that the insurance maintained by Borrower is adequate and consistent with industry standards.

(ii) On each anniversary of the Closing Date, Borrower will furnish to the Administrative Agent evidence of insurance, in the form of binders, cover notes or certificates of insurance evidencing all coverages in place and certify (A) that all premiums are paid or current to date and (B) that Borrower is in compliance with all provisions in this Agreement relating to Required Insurance. Borrower will provide the Administrative Agent with copies of all insurance policies and certificates and other information that the Administrative Agent may reasonably request in writing with respect to the Required Insurance or the providers thereof and, without any requirement of request by the Administrative Agent, will provide the Administrative Agent with copies of all replacement policies within 15 days of receipt of such policies by Borrower.

(iii) Borrower will collaterally assign to the Administrative Agent and grant the Administrative Agent a Lien upon all insurance proceeds from the Project obtained by Borrower or in which Borrower has any right or interest (whether or not complying with or described by this Section 5.1(n)), other than insurance proceeds relating to the Shared Collateral, which Borrower will collaterally assign to the Collateral Agent and on which Borrower will grant a Lien to the Collateral Agent. Borrower will deposit, or cause to be deposited, all insurance proceeds not required by Section 2.8 to be applied as prepayments of the Loans or LC Borrowings into the Loss Proceeds Account for application in accordance with Section 4.6 of the Disbursement Agreement. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent will have the right to make, settle, compromise and liquidate any and all Claims thereunder, without prejudice to its other rights and remedies under the Documents, the Required Insurance or applicable Law.

(o) Litigation. In any action, suit, litigation, investigation, arbitration or other proceeding involving Borrower or the Project, Borrower will make all filings and responses in a timely manner, pursue all remedies and appeals, defend its rights and properties with diligence and take all lawful action to avoid a Material Adverse Effect. Borrower will promptly pay any valid, final judgment (after all appeal rights have been exhausted) rendered against it or the Project.

(p) Minimum Working Capital. Borrower will maintain a minimum of ten million Dollars ($10,000,000) in Working Capital (the “Minimum Working Capital”), as calculated quarterly on each Payment Date after the Closing Date and after the application of priority FOURTH and before the application of priority FIFTH in Section 4.2(b) of the Disbursement Agreement.

(q) Commodity Management Plan. Borrower will comply in all material respects with the Commodity Management Plan.

(r) Completion. Immediately prior to Completion, Borrower will provide the following to the Administrative Agent:

(i) an ALTA/ASCM “as-built” survey of the Site showing (A) the location of the Project, (B) that the Project is located within the boundaries of the Site (without encroachments on any right-of-way, easement or other interest that could adversely affect the continued operation of the Project), (C) that the Site is not located in a flood zone (or, to the extent that any portion of the Site is in a flood zone, delineating the portions thereof in such flood zone, in which case flood hazard insurance may be required by the Administrative Agent), and (D) all easements, encroachments and other survey matters shown on the Title Policy (as updated to the Completion Date) or otherwise required by the Administrative Agent, such survey to be dated within 30 days of the Completion Date and prepared by licensed surveyors acceptable to the Administrative Agent, and certified to the Administrative Agent and the Title Insurer;

(ii) such legal opinions of Borrower’s Counsel as the Administrative Agent may reasonably request;

(iii) a completion certificate of the Engineer, substantially in the form of Exhibit 5.1(r), certifying that:

(A) the Project has been completed in all material respects in accordance with the Construction Contracts;

(B) the Project has successfully completed all tests required for Substantial Completion or its equivalent under the Construction Contracts;

(C) the Project is available for Commercial Operation;

(D) the Project is capable of operating consistently within the levels of performance assumed in the Closing Pro Forma; and

(E) all Required Approvals required to operate the Project are in full force and effect;

(iv) copies of all Required Approvals that have not previously been provided to the Administrative Agent;

(v) a certificate executed by Borrower, certifying that:

(A) the Project Documents executed by Borrower on or prior to the Completion Date include all agreements required for the development, construction, ownership and operation of the Project, and such Project Documents conform in all material respects with the Closing Pro Forma and are sufficient to permit the Project to operate in a manner that will not violate the Required Approvals or the manufacturer’s normal operating parameters and such that the Project will be able to achieve the financial results projected in the Closing Pro Forma.

(B) all Documents (other than the Excess Biomass Supply Contracts) executed by or on behalf of Borrower on or prior to the Completion Date are in full force and effect, the Panda Parties and, to the Knowledge of Borrower, the Project Parties are in full compliance with all covenants and provisions thereof, and to the Knowledge of Borrower, no breach or event of default (or any event that could become a breach or event of default with the giving of notice or passage of time or both) has occurred and is continuing under any such Document.

(C) all representations and warranties of the Panda Parties contained in the Financing Documents and in the Bond Documents are true, correct and complete.

(D) no act, event or circumstance has occurred with respect to the Project, any Panda Party, any Project Party or otherwise, including any amendment or any proposed amendment to permitting, licensing or other regulatory requirements or any Project Document, which has had or could reasonably be expected to have a Material Adverse Effect.

(E) no Default or Event of Default has occurred and is continuing.

(F) there is no pending or, to the Knowledge of Borrower, threatened litigation, investigation or other proceeding (1) relating to the Project (including relating to the release of any Hazardous Substance or any contingent liability of Borrower or the Project Parties in connection with the release of any Hazardous Substance) or (2) that could reasonably be expected to affect the condition (financial or otherwise) of Borrower so as to result in a Material Adverse Effect or, to the Knowledge of Borrower, that could reasonably be expected to have a Material Adverse Effect on the ability of the Project Parties to perform under the Documents (other than the Excess Biomass Supply Contracts).

(G) all Required Approvals necessary for the construction and operation of the Project and the performance by Borrower and the Project Parties of all of their obligations under the Project Documents in effect on such date have been obtained, and all obtained Required Approvals are in full force and effect, not subject to any onerous or unusual condition and are satisfactory to the Administrative Agent in its sole discretion.

(H) all Required Insurance has been obtained, all Required Insurance is in full force and effect and is not subject to cancellation and no Person other than Borrower, the Administrative Agent and the Lenders has any right or interest in, to or under any Required Insurance other than pursuant to the Project Documents.

(I) a First-Priority security interest in the Collateral has been created and perfected, and will continue to be perfected, in favor of the Administrative Agent (or the Collateral Agent, in the case of the Shared Collateral) in all relevant jurisdictions, and there are no Liens on the Collateral other than Permitted Liens. The Administrative Agent has received all items of Collateral in which a security interest is perfected by possession, including the certificates evidencing all of the limited partnership interests in Borrower and the related transfer powers.

(J) the Project has not suffered a material Loss (unless such Loss has been remedied to the satisfaction of the Administrative Agent) and no material portion of the Project is subject to pending or, to the Knowledge of Borrower, threatened condemnation or appropriation proceedings.

(K) all Qualified Project Construction Expenses have been paid in full, or an amount deemed sufficient by the Engineer to pay all unpaid costs has been deposited in an account under the control of the Administrative Agent for such purpose.

(L) the Project has achieved Substantial Completion or its equivalent under the Construction Contracts and commenced Commercial Operation.

(M) no order, judgment or decree of any Government Instrumentality enjoins or restrains any Lender from making or continuing any requested Loan.

(N) all Taxes, fees and expenses required to be paid by Borrower (unless any such amounts are being contested in good faith and appropriate reserves therefor have been created for such purpose) on or before such date have been paid.

(O) the operations of Borrower and the Project comply in all material respects, with all applicable Laws and Required Approvals.

(P) Borrower will provide to the Administrative Agent full and complete copies of all Contractual Obligations, together with such Consents to Assignment and opinions relating thereto that the Administrative Agent may request.

(Q) the Project has been completed in all material respects in accordance with the Construction Contracts.

(R) the Project is capable of operating consistently within the levels of performance assumed in the Closing Pro Forma.

(s) Bond Redemption Payments. On each Payment Date, Borrower shall or, in the event sufficient funds are available therefor, the Disbursement Agent shall, in accordance with the Disbursement Agreement, pay to the Bond Trustee an amount equal to the Bond Redemption Payment for the redemption of Bonds in the amount of such Bond Redemption Payment on the next succeeding Interest Payment Date (as defined in the Bond Indenture).

(t) Separateness. Borrower shall:

(i) act solely in its name and through its duly authorized officers or agents in the conduct of its business;

(ii) conduct its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including letters, invoices, purchase orders, contracts, statements and applications shall made solely in the name of Borrower, if related to Borrower);

(iii) provide for the payment of its own operating expenses and liabilities from its own funds; and

(iv) obtain proper authorization from its partners or officers, as required by its Organizational Documents for all limited partnership actions of Borrower.

(u) Minimum Debt Service Coverage Ratio. Borrower will maintain a minimum Debt Service Coverage Ratio of 1.25:1.0 as calculated quarterly on each Payment Date after the Closing Date.

(v) Required Sub-Debt Reserve. Borrower will establish and maintain for the benefit of the Sub-Debt Provider a deposit account at a U.S. commercial bank and will make deposits into such account, as required by the Sub-Debt Escrow Agreement, an amount equal to the Required Sub-Debt Reserve Amount.

(w) Subcontractors and Vendors. At the Administrative Agent’s request from time to time, Borrower will deliver proof reasonably satisfactory to the Administrative Agent that the contracts entered into between each Contractor and its subcontractors and vendors include a requirement that any Lien of such subcontractors and vendors is subordinate and inferior to the Liens in favor of the Administrative Agent and the Collateral Agent.

Section 5.2 Negative Covenants. Borrower covenants and agrees that, for so long as any Lender has any Commitment outstanding hereunder and until the indefeasible payment in full of the Notes and all amounts payable by Borrower and any other Person under the Financing Documents and until the occurrence of the Expiry Date in connection with the Letter of Credit, it will perform and observe each of the following covenants, unless (and then only to the extent) compliance with such covenant has been waived pursuant to Section 8.5:

(a) Business. Borrower will not make any material change in the nature of its business or engage in any business or activity not contemplated by the Documents. It will not change its name, its legal address, the address of its principal place of business or chief executive office or the location of its books, records and contracts, or store or maintain Collateral at any location other than the Site and such principal place of business, without the prior written consent of the Administrative Agent, which will not be unreasonably withheld or delayed. It will not adopt or change any trade name or fictitious business name. It will not form or have any subsidiaries and will not own or hold the capital stock, securities, debt, assets or obligations of, or any interest in, any Person. It will not enter into any partnership, joint venture, royalty agreement or profit-sharing or similar arrangement.

(b) Mergers and Sales of Assets. Borrower will not merge or consolidate with any Person or liquidate or dissolve. It will not sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) any asset except (i) in the ordinary course of business, (ii) in accordance with the Commodity Management Plan, (iii) in connection with the replacement of such asset with a replacement that is appropriate and complies with all requirements of the Documents or (iv) in an instance in which the proceeds of such sale, assignment, lease or other disposition do not exceed two hundred fifty thousand Dollars ($250,000) in each instance and one percent (1%) of the total Qualified Project Construction Expenses of the Project in the aggregate and, in every instance, such sale, assignment, lease or other disposition has no material impact on the operating cash flow of the Project. The sale of Products by

Borrower will not violate this Section 5.2(b). All proceeds of activities permitted by this Section 5.2(b) will be deposited into the Asset Sales Proceeds Account and disbursed therefrom in accordance with Section 4.7 of the Disbursement Agreement, other than proceeds from the sale of Products or from Commodity Management Plan Arrangements, or otherwise from sales or other dispositions in the ordinary course of business, each of which shall be deposited into the Project Revenues Account.

(c) Contractual Obligations.

(i) Without the prior written consent of the Administrative Agent, after the Closing Date Borrower will not enter into any Contractual Obligation other than the Permitted Additional Project Documents. If requested by the Administrative Agent, it will collaterally assign any Contractual Obligation to the Collateral Agent and will deliver to the Administrative Agent the written Consent to Assignment of the other party or parties to such Contractual Obligation and a satisfactory opinion of Borrower’s Counsel confirming the validity and enforceability of such Consent to Assignment. It will not pledge or assign any Contractual Obligation to any Person other than the Collateral Agent.

(ii) Without the prior written consent of the Administrative Agent, Borrower will not amend, suspend, terminate or grant a waiver under any Project Document, or take, or fail to take, any action that could reasonably be expected to result in the termination of, or the impairment of any right of Borrower, any Agent or any Lender under, any Project Document (other than amendments or waivers (but not suspensions or terminations) of Permitted Additional Project Documents). Notwithstanding the foregoing, Borrower may approve change orders under the Construction Contracts without the Administrative Agent’s consent; provided, that the work covered by such change orders does not exceed one hundred thousand Dollars ($100,000) in the case of any single change order or three hundred fifty thousand Dollars ($350,000) in the aggregate over any twelve-month period; and provided, further, that none of such change orders materially affects the character of the Project, the construction schedule under the EPC Contract or the ability of Borrower to fulfill its obligations under the Documents.

(iii) The Organizational Documents of Borrower may not be amended or any provision thereof waived, except that Borrower may change the name or address of its registered agent without the consent of the Administrative Agent, provided that Borrower gives the Administrative Agent two (2) Business Days’ prior written notice of such change.

(iv) Borrower will not declare Final Acceptance or Completion without the approval of the Administrative Agent (in consultation with the Engineer), which will not be unreasonably withheld or delayed, or without complying with its obligations under Section 5.1(r) in the case of Completion.

(v) Borrower will promptly deliver to the Administrative Agent copies of (A) all material Contractual Obligations (including all Commodity Management Plan Arrangements), (B) all amendments, suspensions, terminations and waivers of any material Contractual Obligation and (C) all change orders approved or entered into after the Closing Date.

(d) Guaranties. Borrower will not assume, guarantee, endorse or otherwise become directly or contingently liable for (including liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) the indebtedness or obligation of any other Person, except for guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(e) Investments. Borrower will not make any loan or advance to any Person other than accounts receivable incurred in commercially reasonable amounts in the normal course of Borrower’s business. Except for Permitted Investments made in compliance with the Disbursement Agreement, and Commodity Management Plan Arrangements made in compliance with the Commodity Management Plan, Borrower will not purchase or otherwise acquire the capital stock, securities, debt or obligations of, or any interest in, any Person.

(f) Liens. Borrower will not, and will not permit any other Person to, create, incur, assume or suffer to exist, any Lien upon or with respect to any of the Collateral or any of the other property of Borrower, now owned or hereafter acquired, or assign or otherwise convey, or permit any Person to assign or otherwise convey, any right to receive income or revenues from or of the Project, except that the foregoing restrictions will not apply to the following (collectively, “Permitted Liens”):

(i) the Security Document Liens;

(ii) Liens for Taxes, if such Taxes (A) are not at the time delinquent and thereafter can be paid without penalty or (B) are being contested in good faith by appropriate proceedings with reserves established in accordance with GAAP and such Liens have been bonded over or do not involve any risk that a significant interest in or right to any Collateral may be sold, lost or forfeited or that any Security Document Lien may be impaired;

(iii) carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens imposed by Law and arising in the ordinary course of business in connection with the construction or operation of the Project, if such Liens have been bonded over and either

(A) are not filed of record and are not delinquent or (B) are being contested in good faith by appropriate proceedings with proper reserves established, have not proceeded to judgment and do not involve any risk that a significant interest in or right to any Collateral may be sold, lost or forfeited or that any Security Document Lien may be impaired;

(iv) Liens arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits or similar legislation (other than Liens imposed by ERISA);

(v) purchase money security interests in discrete items of equipment not comprising an integral part of the Project or other Collateral when the obligation secured is incurred for the purchase of such equipment and does not exceed one hundred percent (100%) of the lesser of cost or fair market value thereof at the time of acquisition, and the security interest does not extend beyond the equipment involved and any proceeds therefrom; provided, that such Liens and the amount of materials, equipment and fixtures supplied or purchased pursuant to this clause (v) will not, taken together, at any time exceed the maximum aggregate amount of two hundred fifty thousand Dollars ($250,000);

(vi) the exceptions to the title of the Site set forth in the title reports delivered pursuant to Article III and accepted by the Administrative Agent;

(vii) the Liens of R.J. O’Brien on the Trading Account;

(viii) the Liens of the Sub-Debt Provider on the Shared Collateral in connection with Permitted Indebtedness permitted by Section 5.2(g)(ii);

(ix) Non-monetary encumbrances incurred in the ordinary course of business which could not reasonably be expected to have a Material Adverse Effect and other minor involuntary encumbrances and minor defects on title reasonably acceptable to the Administrative Agent; and

(x) the Liens in favor of the Sub-Debt Provider in the deposit account required to be established by Borrower pursuant to Section 5.2(r).

If foreclosure or enforcement of any Lien upon the Project, any part thereof or any other Collateral is at any time initiated, the Administrative Agent will have the right, but not the obligation, to take any action it deems appropriate, including payment of the obligation secured by such Lien, and Borrower will immediately upon demand reimburse the Administrative Agent for all sums expended by the Administrative Agent in taking any such action. Any amount not reimbursed upon demand will bear interest at the Default Rate and will be an obligation secured by the Security Document Liens.

(g) Indebtedness. Borrower will not, without the Administrative Agent’s written consent, which will not be unreasonably withheld, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness under the Notes and the other Financing Documents;

(ii) Indebtedness not exceeding thirty-five million five hundred thousand Dollars ($35,500,000) owed to the Sub-Debt Provider and subject to the Intercreditor Agreement;

(iii) Indebtedness other than that owed to the Sub-Debt Provider not to exceed, in the aggregate, two hundred thousand Dollars ($200,000) at any one time outstanding;

(iv) Commodity Management Plan Arrangements pursuant to the Commodity Management Plan;

(v) Indebtedness pursuant to the Interest Rate Hedge Agreement; and

(vi) accounts payable incurred in commercially reasonable amounts in the normal course of Borrower’s business.

(h) Lease Obligations. Borrower will not create or suffer to exist any obligation for the payment of rent for any property under leases or agreements to lease having a term of three years or more, other than the Project Documents.

(i) Restricted Payments. Except as required by Section 3.3(c) of the Disbursement Agreement, Borrower will not make, declare or pay any Restricted Payment, unless each of the conditions set forth below has been satisfied:

(i) such Restricted Payment is made on a Payment Date;

(ii) such Restricted Payment is not made earlier than the date that is the last to occur of (A) the Completion Date, (B) the First Repayment Date, or (C) the Gasifier Integrated Completion Date;

(iii) the Project has satisfied the Gasifier Reliability Test;

(iv) no Default or Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(v) the Debt Service Coverage Ratio as of such Payment Date is not less than 1.5 to 1.0;

(vi) the Debt Service Reserve Account is fully funded;

(vii) Borrower’s Working Capital is equal to or greater than the Working Capital Required Amount;

(viii) no Major Project Party is the subject of a Bankruptcy Event; and

(ix) the Administrative Agent has received a Distribution Request, duly executed by Borrower, confirming that each of the conditions set forth in clauses (i) through (viii) of this Section 5.2(i) have been satisfied, and setting forth a detailed calculation of the Debt Service Coverage Ratio.

(j) Changes in Control. Borrower will not effect or permit any Change in Control of Borrower.

(k) Transactions with Affiliates and Third Parties. Borrower will not directly or indirectly conduct any business or enter into any transaction with any Borrower Partner or Affiliate of Borrower (other than the Operation and Maintenance Agreement and the Services Agreement) unless the details of such business or transaction have been fully disclosed to the Administrative Agent and the Administrative Agent has given its prior written consent. Borrower will not enter into any transaction with any Person other than in the ordinary course of business and on an arm’s-length basis and will not enter into any sole or exclusive business relationships except pursuant to the Project Documents.

(l) Environmental Compliance.

(i) Borrower will not, and will not knowingly permit any other Person to, use, generate, manufacture, handle, process, store, release, transport, remove, dispose of or clean up any Hazardous Substance on, under or from the Project or the Site in violation of any Environmental Law or in a manner that could reasonably be expected to lead to any material Environmental Claim or pose a material risk to human health, safety or the environment. Borrower will comply, and will cause all other Persons occupying, using or present at the Project or the Site to comply, with all Environmental Laws in all material respects.

(ii) Borrower will promptly take all actions and pay or arrange to pay all costs necessary for it and the Project to comply with all Environmental Laws and all Required Approvals, including actions to remove and dispose of all Hazardous Substances and to clean-up the Project, the Site and any other property to the extent affected by the Project or the activities of Borrower, the Project Parties or their respective agents or for which Borrower is otherwise responsible. If Borrower fails to take the actions or pay or arrange to pay the costs required under this Section 5.2(l), the Administrative Agent may, but will have no obligation to, take such actions or pay such costs, and all amounts so expended will be obligations of Borrower to the Administrative Agent under the Financing Documents payable upon demand and secured by the Liens of the Security Documents. Nothing in this Section 5.2(l) will impose any obligation or liability whatsoever on the Administrative Agent or any Lender or require Borrower to undertake or assure compliance for which it is not responsible or respecting property that it does not own or control.

(iii) From time to time and at any reasonable time and frequency, the Administrative Agent may cause an environmental audit of the Project or the Site or the location of any Collateral to be conducted to confirm Borrower’s compliance with this Section 5.2(l); provided, that such audit shall not unreasonably interfere with the operation of the Project. Borrower agrees to cooperate fully with the Administrative Agent and its agents in connection with each such audit. The cost of such audits shall be paid for by Borrower unless such audit shall have concluded that Borrower is in compliance with this Section 5.2(l), in which event the cost of such audit will be for the account of the Lenders.

(m) ERISA. None of Borrower or any ERISA Affiliate will adopt, maintain, sponsor, participate in or incur any liability or obligation under or to any Plan or incur any obligation to provide post-retirement benefits to any Person.

(n) Use of Proceeds. Borrower will use the proceeds of the Loans and the LC Borrowings only for the purposes described in Section 2.7 and in accordance with the requirements and conditions of the Financing Documents and the Bond Documents. Borrower will not engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X issued by the Board of Governors of the Federal Reserve System) and no proceeds of any Loan or LC Borrowing will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. No proceeds of any Loan or LC Borrowing will be used to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, as amended.

(o) Bank Accounts. Borrower will not maintain any account or deposit with any bank or other depository institution other than (i) the accounts created under the Disbursement Agreement, (ii) the deposit account with the Local Bank (provided, that it shall not have deposits in excess of $50,000 at any time), (iii) the Trading Account, (iv) the Operating Account (provided that the Operating Bank executes a Control Agreement), (v) the Bond Accounts established by the Bond Trustee pursuant to the Bond Indenture, and (vi) such other accounts as the Administrative Agent may approve in writing and in which the Administrative Agent has a perfected, valid and enforceable First-Priority Lien. It will not, and will not permit the Borrower Partners or any Affiliate to, deposit funds into any account other than the accounts described in the preceding sentence.

(p) Auditors. Borrower will not discharge or change its auditors or change its fiscal year.

(q) Remarketing of Company Bonds. Borrower will not remarket any Company Bonds if any Bank Bonds are then outstanding.

(r) Amendments to Sub-Debt Documents. For so long as no Event of Default (as that term is defined in the Sub-Debt Financing Agreement) has occurred and is continuing, Borrower will not make any amendment, modification, waiver or supplement to the Sub-Debt Documents that would (i) increase the principal amount of the Sub-Debt (other than in accordance with the capitalized interest provisions of the Sub-Debt Documents) or the rates of interest or the fees, royalties, indemnities and other amounts payable by Borrower pursuant to the Sub-Debt Documents; (ii) advance the scheduled maturity date(s) or the scheduled payments or amortization of the Sub-Debt, (iii) decrease the amount of the Required Sub-Debt Reserve Amount, or (iv) change any definition relating to clause (i), (ii) or (iii) hereof.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. Each of the following constitutes an “Event of Default” under this Agreement:

(a) Any principal of any Loan is not paid when due or an amount payable under Section 2.8(a)(iii) of this Agreement is not paid when due.

(b) Any Reimbursement Payment is not paid when due (other than a Reimbursement Payment in respect of a Tender Drawing Payment (Principal)), or any interest on any Loan, LC Borrowing or any fee or other amount payable under any Financing Document (other than amounts described in paragraph (a) above) is not paid within two (2) Business Days after such interest, fee or other amount is due.

(c) Any representation or warranty made by any Panda Party or any Project Party (or any of their respective officers or representatives) in any Financing Document or in any certificate, financial statement or other document furnished pursuant to or in connection with any Financing Document proves to have been incorrect or misleading in any material respect at the time it was made, deemed to have been made, or confirmed.

(d) Borrower fails to observe the covenants set forth in Section 5.1(a), (d), (l), (n), (r), (s) or (t), Section 5.2 or any covenant in the Disbursement Agreement.

(e) Borrower fails to observe the covenant set forth in Section 5.1(k) and such failure remains unremedied for three (3) Business Days after the occurrence thereof.

(f) Any of the Panda Parties fails to perform or observe any term, covenant or agreement contained in any Document (other than any term, covenant or agreement that is the basis of another Event of Default) to be performed or observed by it and such failure remains unremedied for thirty (30) days after the occurrence thereof; provided, that, if (i) such failure is susceptible of cure, (ii) Borrower has diligently used no less than commercially reasonable efforts to attempt to cure such default throughout the initial 30-day grace period but such default has not been cured at the expiration of the initial 30-day grace period, (iii) such default is likely to be cured during the thirty (30) days following the expiration of the initial 30-day grace period, and (iv) the existence of such breach has not resulted in, and could not after considering the nature of the cure be reasonably expected to give rise to, a termination by the counterparty (in the case of a Major Project Document which is the subject of the breach) or to otherwise have a Material Adverse Effect, then the Administrative Agent will grant one additional 30-day grace period within which to cure such default upon the receipt of an officer’s certificate to the effect of clauses (i), (ii), (iii) and (iv) above and stating what action Borrower is taking to cure such breach. If such default has not been cured after the two thirty-day periods, the Administrative Agent may, in its sole discretion, grant one additional 30-day grace period within which Borrower must cure the default.

(g) An “Event of Default” (as defined in the Bond Documents) has occurred under the Bond Documents or a mandatory redemption of the Bonds has occurred.

(h) Any Project Party fails to perform or observe any term, covenant or agreement contained in any Bond Document or Financing Document (other than any term, covenant or agreement that is the basis of another Event of Default) or Project Document to be performed or observed by it, such failure is not remedied within any applicable grace period and such failure could reasonably be expected to have a Material Adverse Effect.

(i) The Security Documents for any reason cease to create perfected, valid and enforceable First-Priority Liens on the Collateral, or Borrower or either Borrower Partner so states in writing.

(j) Any provision of any Document (i) is terminated, repudiated or declared to be invalid by any party thereto or by any Government Instrumentality or (ii) for any reason ceases to be valid and binding and of full force and effect and, in either case, could reasonably be expected to have a Material Adverse Effect.

(k) An “Event of Default” (as defined in the Sub-Debt Financing Agreement) has occurred under the Sub-Debt Documents.

(l) Borrower fails to pay any Indebtedness in excess of two hundred fifty thousand Dollars ($250,000) (other than Indebtedness evidenced by the Notes or arising under the Financing Documents, the Sub-Debt Documents or the Bond Documents) when due (taking into account any applicable grace periods), or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, occurs and continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate or permit the acceleration of the maturity of such Indebtedness or to permit the holders of such Indebtedness to exercise any remedy against Borrower or any of its properties whether or not such default or event is waived by the holders or trustees for such Indebtedness; or any such Indebtedness is declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof.

(m) A final judgment not subject to appeal or order for the payment of money in excess of two hundred fifty thousand Dollars ($250,000) is rendered against Borrower (other than (i) a judgment which is fully covered by insurance, or (ii) a judgment, the execution of which is effectively stayed within fifteen (15) days after its entry but only for fifteen (15) days after the date on which such stay is terminated or expires).

(n) A Bankruptcy Event occurs with respect to a Panda Party or any Project Party and, in the case of a Project Party (other than the Operator and, during construction of the Project, the EPC Contractor), such event could reasonably be expected to have a Material Adverse Effect; provided that, except with regard to a Bankruptcy Event of any Panda Party, the Ethanol Marketer or the EPC Contractor, a Bankruptcy Event shall not result in a Event of Default under this Section 6.1 if Borrower obtains a Replacement Obligor for the affected Project Party within ninety (90) days of such Bankruptcy Event and, in the reasonable judgment of the Administrative Agent, such event has not had, did not have prior to and could not reasonably be expected to have after so obtaining such Replacement Obligor, a Material Adverse Effect.

(o) (i) Any Law is enacted, (ii) any change in Law or any change in the interpretation or administration of any Law (having the force of Law) occurs, or (iii) any other event or circumstance occurs, in each case that has had or could reasonably be expected to have a Material Adverse Effect.

(p) A Major Loss occurs.

(q) Any Government Instrumentality or any Person acting or purporting to act under the authority of any Government Instrumentality initiates any condemnation action for all or any substantial part of the Site or the Project, or takes any action that is reasonably likely to lead to the displacement or curtailment of the authority of the management of Borrower and in each case such action could reasonably be expected to have a Material Adverse Effect.

(r) Completion has not occurred by June 13, 2008.

(s) An Event of Abandonment or a discontinuance of operations, as described in Section 3.08 of the Installment Sale Agreement, shall have occurred.

Section 6.2 Remedies. Upon the occurrence of an Event of Default described in Section 6.1(n), the Commitments of the Lenders will terminate and the Loans, the LC Borrowings and all interest thereon and all other amounts payable under the Financing Documents will become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent will at the request, or may with the consent, of the Majority Lenders, by notice to Borrower, (a) declare the Commitment of each Lender to be terminated, whereupon the same will forthwith terminate and (b) declare the Loans, the LC Borrowings, all interest thereon and all other amounts payable under the Financing Documents to be due and payable, whereupon the Loans, the LC Borrowings, all such advances, all such interest and all such amounts will become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

Section 6.3 Right to Complete.

(a) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders, in addition to any other remedy that they may have under the Financing Documents or by Law, will have the right (but not the obligation) in their sole and absolute discretion:

(i) to enter the Site, the Project and other property owned or leased by Borrower and complete the construction of the Project at the risk, cost and expense of Borrower;

(ii) at any and all times to discontinue any work commenced by Borrower in respect of the Project or to change any course of action undertaken by Borrower; and

(iii) to take over and use all or any part of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Project.

The Administrative Agent and the Lenders may exercise the rights described in this Section 6.3 from time to time and at any time after the occurrence and during the continuance of an Event of Default, whether or not the Loans or LC Borrowings have become due and payable and whether or not foreclosure has been initiated under the Security Documents. In no event will the actions of the Administrative Agent or the Lenders constitute the Administrative Agent or any Lender a mortgagee-in-possession, and Borrower hereby indemnifies the Administrative Agent and the Lenders from and against any and all costs and liabilities resulting from any such characterization or from their actions or omissions to act pursuant to this Section 6.3; provided, that Borrower has no obligation to indemnify the Administrative Agent and the Lenders for costs and liabilities resulting from the gross negligence or willful misconduct of the Administrative Agent or any Lender.

(b) In connection with any construction of the Project undertaken by the Administrative Agent and the Lenders pursuant to this Section 6.3, the Administrative Agent and the Lenders may:

(i) engage builders, contractors, architects, engineers, security services and others for the purpose of furnishing labor, material, equipment and security in connection with any construction of the Project;

(ii) pay, settle or compromise, or cause to be paid, settled or compromised, all claims or bills that may become Liens against Borrower’s interest in the Site or the Project, or that have been or may be incurred in any manner in connection with the construction of the Project or for the discharge of Liens or defects in the title of Borrower’s interest in the Site or the Project; and

(iii) take such other action or refrain from acting under this Agreement as the Administrative Agent and the Lenders may in their sole and absolute discretion from time to time determine.

(c) Borrower will be liable to the Administrative Agent and the Lenders for all sums paid or incurred for the construction of the Project and all payments made or liabilities incurred by the Administrative Agent and the Lenders under this Section 6.3 of any kind whatsoever (other than liabilities incurred due to the gross negligence or willful misconduct of the Administrative Agent or any Lender) will be paid by Borrower to the Administrative Agent and the Lenders upon demand with interest to the date of payment to the Administrative Agent and the Lenders at the Default Rate.

(d) For the purpose of carrying out the provisions and exercising the rights, powers and privileges granted by this Section 6.3, Borrower irrevocably constitutes and appoints the Administrative Agent, with full power of substitution, as its true and lawful attorney-in-fact, in its name and on its behalf, and at its expense, at any time after the occurrence and during the continuance of an Event of Default, to execute, acknowledge and deliver any document and instrument and to do and perform any act such as those referred to in this Section 6.3, without notice to or the consent of Borrower. This power of attorney is coupled with an interest and is not revocable.

ARTICLE VII

THE AGENTS; LC FRONTING BANK

Section 7.1 Authorization and Action. Each Lender and the LC Fronting Bank hereby appoints Société Générale as Administrative Agent, Collateral Agent and Disbursement Agent and authorizes the Agents to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Financing Documents as are delegated to such Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. The Agents will have no duties, responsibilities, obligations or liabilities other than those expressly set forth in the Financing Documents, and no additional duties, responsibilities, obligations or liabilities will be inferred from the provisions of the Financing Documents or imposed on the Agents. As to matters not expressly provided for by this Agreement or the other Financing Documents (including enforcement or collection of the Notes), the Agents will not be required to exercise any discretion or take any action, but will be required to act or to refrain from acting (and will be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, in the case of the Administrative Agent, and the Administrative Agent, in the case of the Disbursement Agent and the Collateral Agent, and such instructions will be binding upon all the Lenders and all holders of Notes; provided, that the Agents will in no event be required to take any action which exposes them to personal liability, which is contrary to the Financing Documents or Law or with respect to which such Agent does not receive adequate instructions or full indemnification from the Lenders. The provisions of this Article VII are solely for the benefit of the Senior Secured Parties and their Affiliates. The Agents have no duties or relationships, of trust or agency, with or to any Panda Party, the Project Parties or their respective Affiliates.

Section 7.2 Delegation of Duties. The Agents may delegate any of their responsibilities or duties under the Financing Documents to one or more agents and will not be liable for the negligence or misconduct of any agent selected by it with reasonable care.

Section 7.3 Agents’ Reliance. None of the Agents, their agents or any of their respective Affiliates will be liable for any action taken or omitted to be taken by any of them under or in connection with the Documents, except that each will be liable for its own gross negligence or willful misconduct as finally determined by a Government Instrumentality. Without limiting the generality of the foregoing, the Agents:

(a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in a form satisfactory to the Administrative Agent;

(b) may consult with qualified legal counsel (including Borrower’s Counsel), independent public accountants and other experts selected by it and will not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) make no representation or warranty to any Lender and will not be responsible to any Lender for any statement, representation or warranty made in or in connection with the Documents;

(d) will not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the Documents or to inspect the Project or the books and records or any other property of any Panda Party, any Project Party or any Affiliate thereof;

(e) will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Document or any other document or instrument furnished pursuant thereto, or for the failure of any Person to perform its obligations under any Document; and

(f) will incur no liability under or in respect of this Agreement or any other Document or otherwise by acting upon any notice, consent, waiver, certificate or other writing or instrument (including facsimiles, telexes, telegrams and cables) believed by it to be genuine and signed or sent by the proper Person or Persons.

Section 7.4 Notice of Default. The Administrative Agent will not be deemed to have knowledge or notice of any Default or Event of Default unless and until written notice has been provided as set forth in Section 8.20 from a Lender or Borrower referring to this Agreement, describing the Default or Event of Default and stating that such notice is a “notice of default.”

Section 7.5 Administrative Agent as a Lender. With respect to its Commitments, the Pro Rata Share of the Loans and the LC Borrowings funded by it and the Notes issued to it, Société Générale will have the same rights and powers under the Financing Documents as any other Lender and may exercise the same as though it were not the Administrative Agent and, unless otherwise expressly indicated, the term “Lender” or “Lenders” will include Société Générale in its individual capacity. Société Générale and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of and generally engage in any kind of business with Borrower, any Panda Party and any of their Affiliates, and any Person who may do business with or own securities of Borrower, any Panda Party or any of their Affiliates, all as if Société Générale were not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent is designated as an agent for the Lenders and each of the Lenders and Borrower may rely on authorizations and directions by the Administrative Agent as if given by each Lender.

Section 7.6 Credit Decisions. Each Lender acknowledges that none of the Agents nor any of their Affiliates has made any representation or warranty with respect to Borrower, any Panda Party, any of their Affiliates, the Project or any other matter, and agrees that no review or other action by the Agents or any of their Affiliates will be deemed to constitute any such representation or warranty. Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender, and based on the financial statements referred to in Section 4.1(j) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Financing Documents to which it is party. Each Lender also acknowledges and agrees that it will, independently and without reliance upon the Agents or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents. The Agents will have no obligation to provide to any Lender any information or document concerning or relating to the Project, Borrower, the Panda Parties, the Project Parties or any Affiliate thereof or any other Person or matter that may come into such Agent’s possession or to obtain any such information or documents; provided, that the Administrative Agent will deliver to the Lenders information and documents actually received by the Administrative Agent from Borrower, a Borrower Partner, the Project Parties or any Affiliate thereof pursuant to the Financing Documents for distribution to the Lenders.

Section 7.7 Indemnification. The Lenders agree to indemnify the Agents, their agents and their respective Affiliates (to the extent not reimbursed by Borrower), ratably according to the respective principal amounts of the Notes then held by each of the Lenders, from and against any and all Claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against such Agent, its agents or its respective Affiliates by any Person (including any Lender) in any way relating to or arising out of:

(a) the Project;

(b) any Document;

(c) any action taken or omitted by such Agent or any Lender;

(d) any claim for brokerage fees or commissions in connection with any transaction contemplated by the Documents;

(e) any Claim based on any misstatement or inaccuracy in or omission from any disclosure provided by Borrower, any Panda Party, the Project Parties or any Affiliate thereof or their representatives in connection with the syndication of the Loans and the LC Borrowings;

(f) the actual or alleged presence, release or discharge of any Hazardous Substance on, from or under the Project or the existence, use, generation, manufacture, handling, processing, storage, release, transportation, removal, disposal or clean-up thereof of any Hazardous Substance on or at the Project or by Borrower, any Panda Party, any Project Party or any Affiliate thereof; or

(g) any Environmental Claim asserted against or relating to the Project, Borrower, any Project Party or any Affiliate thereof or any actual or alleged violation of any Environmental Law by any of such Persons; provided, that no Lender will be liable to any Person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct as finally determined by a Government Instrumentality.

Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for such Lender’s ratable share of any cost, expense or Tax described in Section 8.11 incurred by or imposed on the Agents for which such Agent does not receive reimbursement from Borrower. Payment by an indemnified party will not be a condition precedent to the obligations of the Lenders under this indemnity. This Section 7.7 will survive the Closing Date, the making and repayment of all Obligations under the Financing Documents and any transfer or assignment of the Notes.

Section 7.8 Successor Agents. The Agents may resign at any time by giving at least thirty (30) days’ prior written notice thereof to the Lenders and Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders will have the right to appoint a successor Agent. If within thirty (30) days after the resignation or removal of the retiring Agent no successor Agent accepts appointment by the Majority Lenders, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which will be a commercial bank organized under the Laws of the United States or of any State thereof and will have a combined capital and surplus of at least five billion Dollars ($5,000,000,000). Upon the acceptance of its appointment as Agent, the successor Agent will thereupon succeed to and be vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent will be discharged from its duties and obligations under the Financing Documents. After any retiring Agent’s resignation or removal, the provisions of this Article VII will inure to its benefit as to any action taken or omitted to be taken by it while it was Agent.

Section 7.9 LC Fronting Bank. The LC Fronting Bank shall act on behalf of the LC Lenders with respect to the Letter of Credit, the Reimbursement Agreement and the other documents associated with the Letter of Credit. The LC Fronting Bank shall have all of the benefits and immunities (a) provided to the Agents in this Article VII with respect to any acts taken or omissions suffered by the LC Fronting Bank in connection with the Letter of Credit and the Reimbursement Agreement as fully as if the term “Administrative Agent”, “Disbursement Agent” and “Collateral Agent”, as used in this Article VII, included the LC Fronting Bank with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the LC Fronting Bank.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Counterparts. Each of the Financing Documents may be executed in any number of counterparts and by the different parties thereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same instrument.

Section 8.2 Integration. The Financing Documents contain the complete agreement among Borrower, the Borrower Partners, the LC Fronting Bank, the Lenders and the Agents with respect to the matters contained therein and supersede all prior commitments, agreements and understandings, whether written or oral, with respect to the matters contained therein.

Section 8.3 Severability. Any provision of any Financing Document that is invalid or prohibited in any jurisdiction will, as to such jurisdiction, be ineffective and severable from the rest of such Financing Document to the extent of such invalidity or prohibition, without impairing or affecting in any way the validity of any other provision of such Financing Document or of any other Financing Document, or of such provision in other jurisdictions. The parties agree to replace any provision that is ineffective by operation of this Section 8.3 with an effective provision which as closely as possible corresponds to the spirit and purpose of such ineffective provision and the affected Financing Document as a whole.

Section 8.4 Further Assurances. At any time and from time to time upon the request of any Agent, Borrower will execute and deliver such further documents and instruments and do such other acts as such Agent may reasonably request in order to effect fully the purposes of the Financing Documents, to create, perfect, maintain and preserve First-Priority Liens on the Collateral in favor of the Administrative Agent (or in favor of the Collateral Agent in the case of Shared Collateral) and to provide for the payment of the Loans, the LC Borrowings and the other Obligations of Borrower and the Borrower Partners in accordance with the terms of the Financing Documents.

Section 8.5 Amendments and Waivers. No amendment or waiver of any provision of any Financing Document, or consent to any departure by Borrower therefrom, will be effective unless it is in writing and signed by the Administrative Agent with the consent of the Majority Lenders; provided, that no such amendment, waiver or consent that could reasonably be expected to affect the principal amount, amortization or maturity of, the interest rate applicable to, or the Collateral securing, the Loans and the LC Borrowings will be effective without the consent of all of the Lenders. A waiver or consent granted pursuant to this Section 8.5 will be effective only in the specific instance and for the specific purpose for which it is given.

Section 8.6 No Waiver; Remedies Cumulative. The waiver of any right, breach or default under any Financing Document by any Agent must be made specifically and in writing. No failure on the part of any Agent or any Lender to exercise, and no forbearance or delay in exercising, any right under any Financing Document will operate as a waiver thereof, no single or partial exercise of any right under any Financing Document will preclude any other or further exercise thereof or the exercise of any other right, and no waiver of any breach of or default under any provision of any Financing Document will constitute or be construed as a waiver of any subsequent breach of or default under that or any other provision of any Financing Document. No notice to or demand upon Borrower will entitle Borrower to any further, subsequent or other notice or demand in similar or any other circumstances. Each of the rights and remedies of the Senior Secured Parties under the Financing Documents is cumulative and not exclusive of any other right or remedy provided or existing by agreement or under Law.

Section 8.7 Successors and Assigns.

(a) Each Financing Document will be binding upon and inure to the benefit of the parties thereto and all future holders of Notes and their respective successors and permitted assigns.

(b) Borrower has no right to assign its rights or interests, or delegate its duties or obligations, under any Financing Document without the prior written consent of the Administrative Agent.

(c) No Lender may assign or otherwise transfer any of its rights or obligations hereunder except as permitted in this Section 8.7. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and participants to the extent provided in this Section 8.7) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(d) Any Lender may, after receiving the prior written consent of the Administrative Agent (not to be unreasonably withheld), assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and the LC Borrowings at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, and Pro Rata Share of the Loans and the LC Borrowings at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender, the Commitment, determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Lender Assignment Agreement, as of the Trade Date, shall not be less than three million Dollars ($3,000,000) and in integral multiples of one million Dollars ($1,000,000) in excess thereof, unless the Administrative Agent otherwise consents in writing; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan, the LC Borrowings or the Commitment assigned; (iii) the parties to each assignment shall execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of two thousand five hundred Dollars ($2,500); provided, that no such fee shall be payable in the case of an assignment to a Lender or an Affiliate of a Lender; (iv) the assignee, if it is not a Lender prior to such assignment, shall deliver to the Administrative Agent an administrative questionnaire, (v) any Term Lender may transfer its Term Loans or Term Loan Commitment to any Affiliate without the consent of the Administrative Agent, (vi) no LC Lender may transfer its LC Commitment without the prior written consent of the LC Fronting Bank; and (vii) no consent shall be required for any Lender to assign all or a portion of its rights and obligations under this Agreement if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 8.7(e), from and after the effective date specified in each Lender Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.10 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, Borrower (at its expense) shall execute and deliver Note(s) to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 8.7(d) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 8.7(f).

(e) The Administrative Agent (as agent of Borrower) shall maintain at the Administrative Agent’s office a copy of each Lender Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and the LC Borrowings owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Financing Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register. Notwithstanding anything to the contrary herein or elsewhere set forth, ownership of interests in any Loan or LC Borrowing, and transfers of the right to principal of and interest on any Loan or LC Borrowing, are required to be reflected in the Register.

(f) Any Lender may at any time, without the consent of, or notice to, Borrower or any Agent, sell participations to any Person (other than a natural person or any Panda Party, Project Party or any Affiliate thereof) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans and the LC Borrowings owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. Subject to Section 8.7(g), Borrower agrees that each participant shall be entitled to the benefits of Section 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 8.8(d).

(g) A participant shall not be entitled to receive any greater payment under Section 2.10(c) or 2.10(f) than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the prior written consent of Borrower or unless at the time of such assignment both the assigning Lender and the participant would have been entitled to the same payment under Section 2.10 under the circumstances that later give rise to the participant’s claim for payment under Section 2.10, and subject to compliance by such participant with Section 2.10(g).

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(j) Each Lender represents and warrants to the Administrative Agent and each other party to this Financing Agreement that in making Loans hereunder such Lender will be acquiring the Notes issued to it for the purpose of investment and not with the view to, or for sale in connection with, any distribution in violation of the Securities Act of 1933, as amended.

Section 8.8 No Agency. Neither Borrower nor either Borrower Partner is the agent or representative of any Agent or any Lender or is authorized to act on behalf of or bind any Agent or any Lender in any way.

Section 8.9 No Third-Party Beneficiaries. Except as otherwise expressly stated therein, each Financing Document is intended to be solely for the benefit of the parties thereto and their respective successors and permitted assigns and is not intended to and does not confer any right or benefit on any third party.

Section 8.10 Non-Recourse. The Loans and the LC Borrowings are the obligations solely of Borrower, and the Senior Secured Parties will have access only to the Collateral for repayment. The Obligations of the Borrower Partners are limited to those specifically stated in the Security Documents to which each such Borrower Partner is a party and the Borrower Partners have no direct obligation with respect to the payment of the Loans and the LC Borrowings.

Section 8.11 Costs, Expenses and Taxes. Borrower agrees to pay to the Senior Secured Parties on demand all reasonable, documented costs, expenses and Reimbursable Taxes incurred or arising in connection with the preparation, documentation, negotiation, execution, delivery, funding, syndication (in accordance with clause (a) of the next sentence), administration or enforcement of the Financing Documents or the transactions contemplated thereby or effected pursuant thereto. Such costs, expenses and Reimbursable Taxes will include (a) all reasonable fees, costs and expenses arising or incurred in connection with the syndication of the Loans and the LC Borrowings, including pursuant to Section 8.7(d), (b) all reasonable fees of, and expenses incurred by, the Engineer, Lenders’ Counsel, the Senior Secured Parties, the Title Insurer, the Insurance Consultant, the Environmental Consultant and all other advisers and consultants engaged by any Agent pursuant to the Financing Documents, (c) all Taxes and all filing and recordation fees and expenses payable in order to create, attach, perfect, continue and enforce the Liens of the Security Documents, and the cost of the Title Policies and all endorsements thereto, (d) all fees, costs, expenses, Taxes and insurance premiums incurred in connection the protection, maintenance, preservation, collection, liquidation or sale of, or foreclosure or realization upon, any Collateral, and (e) all reasonable attorneys’ fees and expenses and other costs incurred in connection with (i) complying with any subpoena or similar legal process relating in any way to the Project, any Document, any Panda Party or any Project Party, (ii) determining the rights and responsibilities of the any Agent or the other Senior Secured Parties under the Financing Documents when questioned or otherwise requiring clarification as a result of any action or inaction by any Panda Party or any Project Party, (iii) any enforcement, amendment or restructuring of, or waiver or consent requested by any Panda Party or any Project Party under, any Financing Document, (iv) foreclosure or realization upon any Collateral or (v) any bankruptcy, insolvency, receivership, reorganization, liquidation or similar proceeding or any appellate proceeding involving the Project, any Panda Party or any Project Party. Borrower agrees to make the payments required under this Section 8.11 regardless of whether a Funding Date occurs and hereby indemnifies the Agents and the Lenders for all liabilities resulting from any failure or delay in making any payment required under this Section 8.11. Borrower’s obligations under this Section 8.11 constitute Obligations secured by the Security Document Liens. The Agents will provide to Borrower copies of all invoices, receipts and other documentation relating to any amount payable pursuant to this Section 8.11 reasonably requested by Borrower.

Section 8.12 Indemnity. Borrower hereby indemnifies the Senior Secured Parties and their Affiliates from and against any and all Claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against any one or more of them by any Person (other than Borrower) in any way relating to or arising out of (a) the Project, (b) any Document, (c) any action taken or omitted by any of them pursuant to any Financing Document, (d) any claim for brokerage fees or commissions in connection with any transaction contemplated by the Documents, (e) any claim based on any misstatement or inaccuracy in or omission from any disclosure provided by Borrower or its representatives in connection with the Loans and the Letter of Credit, (f) the actual or alleged presence, release or discharge of any Hazardous Substance on, from or under the Project or the existence, use, generation, manufacture, handling, processing, discharge, emission, storage, release, transportation, removal, disposal or clean-up thereof of any Hazardous Substance on or at the Project or by Borrower, any Project Party (in connection with such Project Party’s obligations under the Project Documents) or any of their Affiliates or (g) any Environmental Claim asserted against or relating to the Project, Borrower, any Project Party (in connection with such Project Party’s obligations under the Project Documents) or any of their Affiliates or any actual or alleged violation of any Environmental Law by any of such Persons; provided, that Borrower will not be liable to any Person for any portion of such Claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct as finally determined by a Government Instrumentality of competent jurisdiction or occurring subsequent to foreclosure on the Collateral in full satisfaction of the Obligations or delivery by Borrower of a deed in lieu of foreclosure with respect to the Collateral in full satisfaction of the Obligations; and provided, further, that Borrower shall not be obligated to pay the fees of more than one lead legal counsel and one local counsel for the Indemnitees, unless (and to the extent) conflicts of interest require the use of additional legal counsel. Payment by an indemnified party will not be a condition precedent to the obligations of Borrower under this indemnity. This Section 8.12 will survive the Closing Date, the making and repayment of all Obligations under the Financing Documents and any transfer or assignment of any Note but will expire two (2) years after the indefeasible payment in full of the Loans, the LC Borrowings and all other Obligations due and payable under the Financing Documents.

Section 8.13 Right of Set-off. Upon the occurrence and during the continuance of an Event of Default, the Agents and each of the other Senior Secured Parties are hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all deposits (general or special, time or demand) at any time held and other indebtedness at any time owing by such Agent or such Senior Secured Parties (at any of its offices, branches or agencies, wherever located) to or for the credit or the account of Borrower against any and all of the Obligations, irrespective of whether or not such Agent or such Lender has made any demand under any Note or any other Financing Document, and although such obligations may be continuing or unmatured. The Agents and the Lenders agree to notify Borrower promptly after any such set-off and application; provided, that the failure to give such notice will not affect the validity of such set-off and application. The rights of the Agents and the other Senior Secured Parties under this Section 8.13 are in addition to all other rights and remedies (including other rights of set-off) the Agents and the Lenders may have.

Section 8.14 Sharing of Payments. Each Lender agrees that if as of any date it obtains any payment (whether by voluntary payment, realization upon security, exercise of the right of set-off or banker’s lien, counterclaim or cross action or otherwise) on account of the Loans or LC Borrowings made by it in excess of its Pro Rata Share of all payments on account of the Loans or LC Borrowings obtained by the Lenders, it will purchase for cash without recourse or warranty from the other Lenders interests in their Notes in such amounts as will result in a proportional participation by all of the Lenders in such excess payment. If any of such excess payment is subsequently recovered from such purchasing Lender, any purchases of interests in Notes will be rescinded and the purchase prices restored to the extent of such recovery, in each case without interest. Borrower agrees that any Lender purchasing an interest in a Note pursuant to this Section 8.14 may exercise its rights of payment (including the right of set-off) with respect to such interest as fully as if such Lender were the direct creditor of Borrower in the amount of such interest. This Section 8.14 is for the sole benefit of the Lenders and does not confer any right upon Borrower.

Section 8.15 Governing Law. EACH FINANCING DOCUMENT, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE

LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF (OTHER THAN SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW AND ANY SUCCESSOR STATUTE THERETO).

Section 8.16 Waiver of Presentment, Demand, Protest and Notice. Except as specifically stated herein or therein, Borrower irrevocably waives presentment, demand, protest and notice of any kind in connection with any Financing Document or any Collateral.

Section 8.17 Waiver of Jury Trial. BORROWER, THE AGENTS AND THE LENDERS, AS AMONG THEM, WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCING DOCUMENT, ANY TRANSACTION CONTEMPLATED THEREBY OR EFFECTED PURSUANT THERETO, ANY DEALINGS OR COURSE OF DEALING AMONG THEM RELATING IN ANY WAY TO THE SUBJECT MATTER OF THE FINANCING DOCUMENTS OR ANY STATEMENTS OR ACTIONS OF ANY OF THEM OR THEIR AFFILIATES. Each of the parties acknowledges and agrees that this waiver is a material inducement to enter into the business relationship contemplated by the Financing Documents and that each has relied on this waiver in entering into the Financing Documents to which it is a party and will continue to rely on this waiver in its future dealings with the other parties. The scope of this waiver is intended to be all-encompassing, and this waiver will apply to all Claims, of any nature whatsoever, whether deriving from contract, arising by Law, based on tort or otherwise. BORROWER, THE AGENTS AND THE LENDERS HAVE MADE THIS WAIVER KNOWINGLY AND VOLUNTARILY, AND THIS WAIVER WILL BE IRREVOCABLE. THIS WAIVER WILL ALSO APPLY TO ALL AMENDMENTS, SUPPLEMENTS, RESTATEMENTS, EXTENSIONS AND MODIFICATIONS OF ANY FINANCING DOCUMENT AS WELL AS TO ANY FINANCING DOCUMENT ENTERED INTO AFTER THE CLOSING DATE. In the event of litigation, the relevant portions of this Agreement may be filed as a written consent to a trial by the court.

Section 8.18 Consent to Jurisdiction. Each of Borrower, the Agents and the Lenders hereby irrevocably submits to the non-exclusive jurisdiction of any New York state or United States federal court sitting in the Borough of Manhattan over any action or proceeding arising out of or relating to any Claim, and hereby irrevocably agrees that all Claims in respect of such action or proceeding may be heard and determined in such New York state or United States federal court. Each of Borrower, the Agents and the Lenders irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any such action or proceeding brought in any such New York state or United States federal court has been brought in an inconvenient forum. Borrower hereby irrevocably appoints the Process Agent as its agent to receive on behalf of Borrower and its property service of copies of the summons and complaint and any other process that may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to Borrower at the address of the Process Agent and Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

In addition and as an alternative method of service, Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at its address set forth on the signature pages to this Agreement. Borrower agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 8.18 will affect the right of the Agents or the Lenders to serve legal process in any other manner permitted by Law or affect the right of the Agents or the Lenders to bring any action or proceeding arising out of or relating to the Documents against Borrower or its property in the courts of any other applicable jurisdiction. If for any reason the Process Agent ceases to be available to act as Process Agent, Borrower agrees immediately to appoint a replacement Process Agent satisfactory to the Administrative Agent.

Section 8.19 Confidentiality. Borrower, the Agents and the Lenders agree to use reasonable efforts to keep confidential the Documents and each document and all non-public information delivered to them by another party to this Agreement and marked “confidential.” Notwithstanding the foregoing, each party will be permitted to disclose confidential documents and information (a) to another party, (b) to its Affiliates, advisers and consultants, (c) to prospective participants or prospective purchasers or transferees of interests in Notes and their respective affiliates, advisers and consultants, (d) to any Government Instrumentality having jurisdiction over such party, (e) in response to any subpoena or other legal process or to comply with Law, (f) to the extent reasonably required in connection with any litigation to which such party is a party, (g) to the extent reasonably required in connection with the exercise of its rights or remedies under any Financing Document, (h) to the extent such documents or information already have been publicly disclosed by another Person having a right of disclosure, (i) to the Sub-Debt or other shareholders of, prospective equity investors in, or lenders or prospective lenders to Borrower or any of its direct or indirect parent entities. Each prospective participant, purchaser and transferee and each adviser and consultant to which confidential documents or information is disclosed and who is not bound to confidentiality under applicable legal or ethical canons will be required to execute a confidentiality agreement containing the provisions of this Section 8.19.

Section 8.20 Notices. All notices, consents, certificates, waivers, documents and other communications required or permitted to be delivered to any party under the terms of any Financing Document (a) must be in writing, (b) must be personally delivered, transmitted by a recognized courier service or transmitted by facsimile, and (c) must be directed to such party at its address or facsimile number set forth on the signature pages to this Agreement. All notices will be deemed to have been duly given and received on the date of delivery if delivered personally, three (3) days after delivery to the courier if transmitted by courier, or the date of transmission during normal business hours with confirmation if transmitted by facsimile, whichever occurs first. Any party may change its address or facsimile number for purposes hereof by notice to all other parties.

Section 8.21 Legal Representation of the Parties. This Agreement and the other Financing Documents were negotiated by the parties with the benefits of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any Financing Document to be construed or interpreted against any party will not apply to any construction or interpretation hereof or thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Financing Agreement to be signed on the date first above written.

PANDA HEREFORD ETHANOL, L.P.

By:	PHE I, LLC, its sole general partner

By	/S/ MICHAEL TRENTEL
Name:	Michael Trentel
Title:	Chief Financial Officer

Address:	4100 Spring Valley Road
Suite 1001
Dallas, TX 75244
Attention: General Counsel
Facsimile No:	(972) 455-3890

SOCIÉTÉ GÉNÉRALE, as the Administrative Agent, Disbursement Agent, Collateral Agent and LC Fronting Bank

By	/S/ ALEJANDRO VALENCIA
Name:	Alejandro Valencia
Title:	Director

Address:	1221 Avenue of the Americas
New York, NY 10020
Attention: Robert Preminger
Facsimile No.:	(212) 278-6136

SG AMERICAS SECURITIES, LLC, as Lead Arranger

By	/S/ ALEJANDRO VALENCIA
Name:	Alejandro Valencia
Title:	Director

LENDER:

SOCIÉTÉ GÉNÉRALE, as a Tranche A Term Loan Lender, Tranche B Term Loan Lender, LC Lender and Working Capital Lender

By	/S/ ALEJANDRO VALENCIA
Name:	Alejandro Valencia
Title:	Director

Address:	1221 Avenue of the Americas
New York, NY 10020
Attention: Robert Preminger
Facsimile No.:	(212) 278-6136

Pro Rata Share of Aggregate
Tranche A Term Loan
Commitment:	100%

Pro Rata Share of Aggregate
Tranche B Term Loan
Commitment:	14.657%

Pro Rata Share of Aggregate
LC Commitment:	27.890%

Pro Rata Share of Aggregate
Working Capital Loan
Commitment:	100%